Exhibit 10.21

THIS AGREEMENT OR INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF APRIL 19, 2013 AMONG THE SUBORDINATED CREDITORS (AS DEFINED IN THE SUBORDINATION AGREEMENT), SCG FINANCIAL ACQUISITION CORP., A DELAWARE CORPORATION, THE GUARANTORS (AS DEFINED IN THE SUBORDINATION AGREEMENT), AND KAYNE ANDERSON SENIOR CREDIT ADVISORS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS ADMINISTRATIVE AGENT, PURSUANT TO THE SENIOR DEBT DOCUMENTS (AS DEFINED IN THE SUBORDINATION AGREEMENT), AS SUCH SENIOR DEBT DOCUMENTS HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE SUBORDINATION AGREEMENT AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE SENIOR DEBT DOCUMENTS AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

JUNIOR CREDIT AGREEMENT

Dated as of April 19, 2013

by and among

SCG FINANCIAL ACQUISITION CORP.

and

CERTAIN OF THE DIRECT AND INDIRECT SUBSIDIARIES

OF SCG FINANCIAL ACQUISITION CORP.,

as Borrowers,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

PLEXUS FUND II, L.P.,
as Administrative Agent

TABLE OF CONTENTS

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Purchase and Sale of Securities
Schedule 4.01	Closing Checklist
Schedule 5.01(e)(i)	SCG’s Capitalization
Schedule 5.01(e)(ii)	Subsidiaries; Capitalization of Subsidiaries
Schedule 5.01(f)	Litigation; Commercial Tort Claims
Schedule 5.01(o)	Real Property
Schedule 5.01(q)	Environmental Matters
Schedule 5.01(u)	Intellectual Property
Schedule 5.01(y)	Brokers
Schedule 6.02(a)	Existing Liens
Schedule 6.02(b)	Existing Indebtedness
Schedule 6.02(e)	Existing Investments
Schedule 6.02(h)	Transactions with Affiliates
Schedule 6.02(i)	Limitations on Dividends and Other Payment Restrictions
Schedule 6.02(o)	Contingent Obligations

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Acceptance

JUNIOR CREDIT AGREEMENT

Junior Credit Agreement, dated as of April 19, 2013, by and among SCG Financial Acquisition Corp., a Delaware corporation (“SCG”) and the direct and indirect domestic Subsidiaries of SCG party hereto from time to time as borrowers (each a “Borrower” and collectively, the “Borrowers”), the other direct and indirect Subsidiaries of SCG party hereto from time to time as guarantors (together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”) , the financial institutions from time to time party hereto (each a “Lender” and collectively, the ”Lenders”), and Plexus Fund II, L.P., as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity in accordance with Section 8.07, the ”Administrative Agent”).

RECITALS

Prior to the Closing Date, SCG formed two indirect, wholly-owned subsidiaries, SCG Financial Merger II Corp., a Delaware corporation (“Merger Sub II”), and SCG Financial Merger III Corp., a Delaware corporation (“Merger Sub III”), for the purpose of acquiring each of (i) Reach Media Group Holdings, Inc., a Delaware corporation (“RMG”) and each of its direct and indirect subsidiaries, by merging Merger Sub II with and into RMG, with RMG being the surviving entity of such merger, pursuant to the terms of the RMG Merger Agreement (the “RMG Acquisition”), and (ii) Symon Holdings Corporation, a Delaware corporation (“Symon”) and each of its direct and indirect subsidiaries, by merging Merger Sub III with and into Symon, with Symon being the surviving entity of such merger, pursuant to the terms of the Symon Merger Agreement (the “Symon Acquisition”).

The RMG Acquisition was consummated on April 8, 2013 in accordance with the terms of the RMG Merger Agreement and in compliance with all applicable law.

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a term loan A and a term loan B, in the aggregate principal amount of $10,000,000. The proceeds of the term loans shall be used to finance the Symon Acquisition, for general working capital purposes of Borrowers and to pay fees and expenses related to this Agreement and the Symon Acquisition.

To induce Administrative Agent and the Lenders to enter into this Agreement and make the term loans contemplated hereby, RMG and certain of its Subsidiaries, have agreed to become Borrowers hereunder, and certain other of RMG’s Subsidiaries (other than their Foreign Subsidiaries), have agreed to become Guarantors of the Obligations.

Upon consummation of the Symon Acquisition and the other transactions contemplated hereby, it is expected that Symon and certain of its Subsidiaries will become Borrowers hereunder and that certain other of Symon’s Subsidiaries (other than their Foreign Subsidiaries) will become Guarantors of the Obligations.

In consideration of the foregoing loans and commitments by the Lenders to the Borrowers, the Borrowers have agreed to issue to the Lenders, on the terms and conditions set forth herein, 31,500 shares of the common stock of SCG.

The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN TERMS

Section 1.01     Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including, and together with, accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote ten percent (10%) or more of the Capital Stock having ordinary voting power for the election of directors (or similar Persons) of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agreement” means this Credit Agreement, including all exhibits and schedules.

“Applicable Fixed Interest Rate” has the meaning set forth in Section 2.04(a)(ii).

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent (if required), in accordance with Section 10.06 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or any other authorized executive officer of such Person.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” have the meaning specified therefor in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by law or executive order to close.

“Capital Expenditures” are defined in the Compliance Certificate.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender, or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person including, in each instance in clauses (i) and (ii) above, options, warrants, convertible securities and other equity securities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries to pay rent under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any one or more of the following: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Donald R. Wilson, Gregory Sachs and their respective controlled Affiliates shall have acquired more than forty-five percent (45%) of the outstanding Capital Stock of SCG, (ii) subject to the provisions of Section 6.02(c), SCG ceases to beneficially own and control, directly or indirectly, free and clear of all Liens, other than Liens in favor of Senior Agent pursuant to the Senior Loan Documents and in accordance with the Subordination Agreement, one hundred percent (100%) of the issued and outstanding Capital Stock of each other Loan Party or any of their Subsidiaries, (iii) Greg Sachs shall cease to be the Executive Chairman of SCG, and a successor reasonably acceptable to the Administrative Agent and the Required Lenders is not appointed on terms reasonably acceptable to the Administrative Agent and the Required Lenders within ninety (90) days of such cessation; (iv) any Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders or law; or (v) a “Change of Control” as defined in the Senior Loan Documents has occurred.

“Closing Date” means the date on which the Loans are made.

“Compliance Certificate” means a certificate signed by an Authorized Officer of SCG, in the form of Exhibit A.

“Consolidated Domestic EBITDA” is defined in the Compliance Certificate.

“Consolidated EBITDA” is defined in the Compliance Certificate.

“Consolidated Pro Forma EBITDA” is defined in the Compliance Certificate.

“Consolidated Senior Funded Indebtedness” is defined in the Compliance Certificate.

“Consolidated Total Funded Indebtedness” is defined in the Compliance Certificate.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Current Interest” has the meaning set forth in Section 2.04(a)(ii).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” means, with respect to any Obligation, a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement with respect to such Obligation plus two percent (2%).

“Deferred Interest” has the meaning set forth in Section 2.04(a)(ii).

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business and leases or licenses of property in the ordinary course of business.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Employee Benefit Plan” means an employee benefit plan subject to ERISA sponsored by or with respect to which any Loan Party or any of its ERISA Affiliates has or may have liability, including contingent liability.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA sponsored by or with respect to which any Loan Party or any of its ERISA Affiliates has or may have liability, including contingent liability.

“Environmental Action” means any action, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any Person or Governmental Authority relating to (i) violations of or non-compliance with Environmental Laws by any Loan Party or any of its Subsidiaries or by any other Person in connection with the ownership or operation of the assets, the facilities, the properties or the business of any Loan Party or any of its Subsidiaries, (ii) any actual or alleged liabilities, responsibilities or obligations of any Loan Party or any of its Subsidiaries or any predecessor in interest (a) relating to adverse environmental conditions at, on, under or from any assets, facilities or properties owned or operated by any Loan Party or any of its Subsidiaries or (b) resulting from or in connection with operation of the assets, the facilities, the properties or the business of any Loan Party or any of its Subsidiaries, or (iii) any Release of Hazardous Materials (a) at, on, under or from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries, (b) at, on, under or from adjoining properties or businesses, or (c) at, on, under or from any facilities which received Hazardous Materials generated or otherwise handled by any Loan Party or any of its Subsidiaries.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Clean Water Act, the Clean Air Act, the Toxic Substances Control Act and the Occupational Safety and Health Act, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other requirement or determination of any Governmental Authority imposing liabilities or establishing standards of conduct for the protection of human health or the environment, including any requirements or determinations relating to the Release, presence, use, generation, storage, transportation, treatment, management, handling or disposal of Hazardous Materials.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of or in response to any adverse environmental condition or a Release of Hazardous Materials at, on, under or from (i) any property or facility presently or formerly owned or operated by any Loan Party or any of its Subsidiaries or (ii) any property or facility which received Hazardous Materials generated, transported or otherwise handled by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) whose employees are treated as being employed by a single employer, which includes such Person, pursuant to Sections 414(b), (c), (m) and (o) of the IRC or Section 4001(b) of ERISA.

“Equity Investment Documents” means, collectively, the Investor Rights Agreement dated as of the Closing Date among SCG, the Lenders and the other parties identified therein.

“Event of Default” means any of the events set forth in Section 7.01.

“FATCA” means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

“Fee Letter” means that certain letter agreement of even date herewith, setting forth certain fee obligations of Borrowers, between Borrowers and Administrative Agent.

“Financial Statements” means (i) the audited consolidated balance sheet of Borrowers and their Subsidiaries for the Fiscal Year ended December 31, 2012, and the related consolidated income, owners’ equity and cash flow statements for the Fiscal Year then ended, (ii) the audited consolidated balance sheet of RMG and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated income, owners’ equity and cash flow statements for the fiscal year then ended, (iii) the unaudited consolidated balance sheet of RMG and its Subsidiaries as of February 28, 2013, and the related income statement for the two months then ended, (iv) the audited consolidated balance sheet of Symon and its Subsidiaries for the fiscal year ended January 31, 2013, and the related consolidated income, owners’ equity and cash flow statements for the fiscal year then ended and (v) the unaudited consolidated balance sheet of Symon and its Subsidiaries as of February 28, 2013, and the related income statement for the one month then ended.

“Fiscal Quarter” means a fiscal quarter of the Borrowers and their Subsidiaries ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” is defined in the Compliance Certificate.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC with respect to which a Loan Party is a “US Shareholder” within the meaning of Section 951(b) of the IRC; provided, however, as used in this Agreement, the term “Foreign Subsidiary” shall not include any Subsidiary that otherwise meets the criteria of a “Foreign Subsidiary”, but that, as of the end of any Fiscal Year, has repatriated substantially all of its cash and cash equivalents to the United States in each of the prior two Fiscal Years and has executed a Guaranty in favor of the Lenders with respect to the Term Loans.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.03 hereof, the Administrative Agent and SCG shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” or “Guarantors” means each Person which guarantees, pursuant to Section 6.01(j) or otherwise, all or any part of the Obligations.

“Guaranty” means each guaranty made by any Guarantor in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

“Hazardous Material” means (i) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, (ii) petroleum and its refined products, (iii) polychlorinated biphenyls, and (iv) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Senior Rate” has the meaning set forth in Section 2.04(a)(ii).

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than one hundred eighty (180) days after the date such payable was created), including, in each case to the extent constituting indebtedness in accordance with GAAP, earnouts and other similar obligations; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii)  all obligations referred to in clauses (i) through (vii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnitees” has the meaning specified therefor in Section 10.14(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Payment Date” means the last Business Day of each Fiscal Quarter.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“IRC” means the Internal Revenue Code of 1986.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” or “Lenders” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means the Term Loan.

“Loan Document” means this Agreement, any Guaranty, the Fee Letter, the Subordination Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or pertaining to any Obligation, but excluding, however, the Equity Investment Documents.

“Loan Parties” means the Borrowers and the Guarantors.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties or financial condition of the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, or (iv) the rights and remedies of Administrative Agent or any Lender under any Loan Document.

“Merger Agreements” means the RMG Merger Agreement and the Symon Merger Agreement.

“Merger Sub II” has the meaning specified therefor in the recitals hereto.

“Merger Sub III” has the meaning specified therefor in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has, or may have, any liability to make a contribution.

“Net Cash Proceeds” means (i) with respect to any Disposition by any Loan Party, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 6.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (B) reasonable fees, costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes reasonably estimated to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the sale or issuance by any Loan Party of any Capital Stock or the receipt of any additional capital, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith, after deducting therefrom only (A) reasonable fees, costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (B) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clause (i) and (ii) to the extent that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of such Person or any of its Subsidiaries (except in the case of reasonable out-of-pocket expenses and other amounts demonstrated to the reasonable satisfaction of the Administrative Agent to be fair, reasonable and arms-length payments), and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Administrative Agent and the Lenders under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f) or (g). Without limiting the generality of the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Organization Documents” means (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designations or preferences or other instrument relating to the rights of preferred shareholders of such corporation, any shareholders or similar agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (iii) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (iv) for any other entity, any similar agreement or instrument; including, however, all of the obligations of the Loan Parties under the Equity Investment Documents.

“Other Taxes” has the meaning set forth in Section 2.09(b).

“Part 112” has the meaning set forth in Section 6.01(n)(ii).

“Participant Register” has the meaning specified therefor in Section 10.06(f).

“Payment Office” means such office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means the acquisition of all or substantially all of the assets, or all (but not less than all) of the Capital Stock, of any Person or any division or other business unit of any Person (the “Target”) for which each of the following conditions has been satisfied:

(a)     the Administrative Agent and Lenders shall receive not less than fifteen (15) Business Days’ prior written notice of such acquisition, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(b)     such acquisition shall be structured as (i) an asset acquisition by a Subsidiary of the Borrowers, (ii) a merger of the Target with and into a Subsidiary of the Borrowers, or (iii) a purchase of no less than one hundred percent (100%) of the Capital Stock of the Target by the Borrowers or a Subsidiary of a Borrower;

(c)     the Administrative Agent and Lenders shall receive, not less than ten (10) Business Days’ prior to the consummation of such acquisition, a due diligence package, reasonably satisfactory to the Administrative Agent, which package shall include, without limitation, the following with regard to the acquisition of the Target: (i) pro forma financial projections (after giving effect to such acquisition) for the Borrowers and their Subsidiaries for the current and next two Fiscal Years or through the remaining term of this Agreement, (ii) appraisals (if existing), (iii) historical audited financial statements of the Target for the three fiscal years prior to such acquisition (or, if such Target has not been in existence for three years, for each year such Target has existed), or, if (x) historical audited financial statements are not available, and (y) such acquisition involves an aggregate consideration (as determined pursuant to clause (i) below) in excess of $5,000,000, a quality of earnings report in form and content reasonably acceptable to Administrative Agent and prepared by a financial accounting firm reasonably acceptable to Administrative Agent, (iv) a general description of the Target’s business including material agreements binding upon the Target or any of its personal or real property and, if requested by the Administrative Agent, copies of such material agreements, (v) pending material litigation involving the applicable Target, if any, (vi) a sources and uses statement for the acquisition, (vii) a list of locations of all material personal and real property of the Target, including the location of its chief executive office, (viii) a description of the Target’s senior executive management, and (ix) environmental reports and related information regarding any property owned, leased or otherwise used by the applicable Target, if available;

(d)     such acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by the Loan Parties as of the Closing Date (or a business related, incidental or complementary thereto in accordance with the other provisions contained herein), and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Loan Parties prior to such acquisition;

(e)     the Target must have had a positive Consolidated Pro Forma EBITDA on a cumulative basis for the immediately preceding four fiscal quarters;

(f)     the Administrative Agent shall receive evidence that after giving effect to the acquisition, the Borrowers will be in full compliance with the provisions of Section 6.01(g) hereof regarding insurance;

(g)     subject to the limitations set forth in Section 6.01(j) in the case of Foreign Subsidiaries, concurrent with the closing of such acquisition, the Administrative Agent will be provided such other documents, instruments, legal opinions and other materials as the Administrative Agent shall reasonably request in connection therewith and consistent with the provisions of Section 6.01(j) hereof;

(h)     after giving effect to such acquisition and the incurrence of any Indebtedness and Contingent Obligations in connection therewith, (i) the Borrowers shall be in compliance on a pro forma basis with the covenants set forth in Section 6.03 (after decreasing the then applicable compliance level by 0.25 in the case of Section 6.03(c)) recomputed for the most recently ended month for which information is available regarding the Borrowers, their Subsidiaries and the business being acquired, and (ii) the Borrowers can demonstrate to the Administrative Agent projected pro forma compliance with the covenants set forth in Section 6.03 (after decreasing the then applicable compliance level by 0.25 in the case of Section 6.03(c)), for the twelve month period immediately following the consummation of the proposed acquisition;

(i)     the aggregate consideration paid in connection with the acquisition shall not exceed $20,000,000 (reduced to $5,000,000, in the case of any acquisition consisting solely or predominately of the Capital Stock of a foreign entity or assets located outside the United States) and the aggregate consideration paid in connection with all acquisitions shall not exceed $40,000,000 (with the aggregate consideration of all such acquisitions which are solely or predominately of the Capital Stock of foreign entities and/or assets located outside the United States not to exceed $10,000,000) (for purposes hereof, consideration shall (x) include all amounts paid or payable in connection with an acquisition (including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith, including the maximum amount payable under any earnout or other similar obligations) and (y) exclude consideration paid with (I) Capital Stock of SCG, (II) proceeds of Capital Stock of SCG, (III) proceeds of Qualified Subordinated Indebtedness issued by the Borrowers in connection with such Permitted Acquisition and/or (IV) proceeds of Indebtedness issued in connection with such Permitted Acquisition referred to in clause (vii) of the definition “Permitted Indebtedness”, but solely, in the case of this clause (IV), to the extent that the terms of any such Indebtedness provide for no cash payments (including principal and interest payments) at any time prior to the date that is one year following the Termination Date);

(j)     all material consents necessary for such acquisition (including such consents as the Administrative Agent reasonably deems necessary) have been obtained and such acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(k)     as soon as practicable after the closing of such acquisition, and in any event within twenty (20) days after such closing, Borrowers shall deliver copies of all documents executed in connection with such acquisition to the Administrative Agent;

(l)     promptly after obtaining knowledge thereof, Borrowers shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (a) through (k) above;

(m)     immediately after giving effect to the consummation of the acquisition, unrestricted cash on hand of the Loan Parties shall not be less than the lesser of (i) unrestricted cash on hand of the Loan Parties immediately prior to such acquisition, or (ii) $5,000,000;

(n)     such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

(o)     no Default or Event of Default is in existence or would occur after giving effect to such acquisition.

“Permitted Indebtedness” means: (i) any Indebtedness owing to the Administrative Agent and any Lender under this Agreement and the other Loan Documents, (ii) Indebtedness listed on Schedule 6.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (A) such extension, refinancing or modification is pursuant to terms that are not materially less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (B) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (plus accrued interest and premium thereon and underwriting discounts, and reasonable costs, fees, commissions and expenses incurred in connection with such refinancing), (iii) Indebtedness evidenced by Capitalized Lease Obligations and purchase money Indebtedness secured by Liens permitted by clause (v) of the definition of “Permitted Liens”; provided that the aggregate principal amount of all such Indebtedness does not exceed $750,000 at any one time outstanding, (iv) intercompany Indebtedness permitted under Section 6.02(e), (v) Senior Debt incurred pursuant to the Senior Loan Documents and in accordance with the Subordination Agreement, (vi) Qualified Subordinated Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding, provided that prior to and after giving effect to the incurrence of the same (x) no Default or Event of Default shall have occurred and continue to exist, and (y) Loan Parties are in pro forma compliance with the provisions of Sections 6.03(a), (b), (c), (d) and (e) of this Agreement, (vii) Qualified Subordinated Indebtedness in an aggregate amount not to exceed $2,000,000 at any time outstanding, incurred as a component of purchase price consideration (including seller notes and earnouts) in connection with Permitted Acquisitions, provided that prior to and after giving effect to the incurrence of the same (x) no Default or Event of Default shall have occurred and continue to exist, and (y) Loan Parties are in pro forma compliance with the provisions of Sections 6.03(a), (b), (c), (d) and (e) of this Agreement, (viii) Indebtedness arising under one or more Qualified Factoring Facilities with respect to the Accounts Receivable of Borrowers and their Subsidiaries, not to exceed $1,000,000 in the aggregate at any time outstanding; (ix) Indebtedness under Hedging Agreements permitted hereunder, (x) Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any of its Subsidiaries in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Persons, (xi) Indebtedness in respect of netting services, overdraft protections, credit card programs and other like services, in each case incurred in the ordinary course of business, (xii) guarantees of any Loan Party with respect to any Indebtedness (to the extent expressly permitted by this Agreement) or any transaction (to the extent not prohibited by this Agreement) of any other Loan Party under this Agreement, (xiii) unsecured Subordinated Indebtedness representing deferred compensation to employees and officers of the Loan Parties and their Subsidiaries incurred in the ordinary course of business, (xiv) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Loan Party or its Subsidiaries, in each case in the ordinary course of business, not to exceed $500,000 in the aggregate at any time outstanding, (xv) Subordinated Indebtedness constituting obligations in respect of working capital adjustments under agreements entered into to consummate Permitted Acquisitions, and (xvi) unsecured Qualified Subordinated Indebtedness of a type not otherwise described above, not to exceed $500,000 in the aggregate at any one time outstanding.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than two hundred seventy (270) days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than two hundred seventy (270) days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000 which has substantially all of its assets invested in the types of investments described in clauses (i), (ii) and (iii) above; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means: (i) Liens securing the Senior Debt incurred pursuant to the Senior Loan Documents and in accordance with the Subordination Agreement, (ii) Liens for taxes, assessments and governmental charges that are not yet due or the payment of which is not required under Section 6.01(b), (iii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iv) Liens described on Schedule 6.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby, (v) Liens securing Indebtedness permitted by clause (iii) of the definition of Permitted Indebtedness on equipment acquired or leased by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of, or Capital Lease Obligations pertaining to, such equipment; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries other than the proceeds of such property, and (B) the purchase money Indebtedness secured by any such Lien is incurred within ninety (90) days after the acquisition of such equipment, (vi) deposits and pledges of cash securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due, (vii) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business, (viii) any interest or title of a lessor, licensor, sublessor or sublicensor under any lease or license permitted by this Agreement, (ix) Liens arising from precautionary Uniform Commercial Code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed under any lease permitted by this Agreement, (x) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries, (xi) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code, (xii) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits, (xii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business, (xiii) Liens on insurance policies securing Indebtedness incurred by any Loan Party or any of its Subsidiaries permitted by this Agreement to secure the payment of insurance premiums, (xiv) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and (xv) Liens on Accounts Receivable of a Loan Party, securing a Qualified Factoring Facility. Notwithstanding the foregoing, in no event shall a Lien on the Capital Stock of a Foreign Subsidiary be a Permitted Lien except for Liens on the Capital Stock of a Foreign Subsidiary securing the Senior Debt in accordance with clause (i).

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Pro Rata Share” means, with respect to any Lender and subject to the terms and provisions hereof, the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate unpaid principal amount of the Term Loans.

“Qualified Factoring Facility” means a factoring facility entered into by a Loan Party at any time, or from time to time, that (i) no Default or Event of Default has occurred and is continuing, (ii) the Loan Parties are in pro forma compliance with the provisions of Sections 6.03(a), (b), (c), (d) and (e) of this Agreement, (iii) is secured only by Accounts Receivable of the applicable Loan Party, (iv) provides for no guaranty or other credit enhancement from any other Loan Party and (v) has terms and provisions reasonably acceptable to Administrative Agent.

“Qualified Subordinated Indebtedness” means Subordinated Indebtedness, the terms of which shall provide for no cash payments (including principal and interest payments) at any time prior to the date that is one year following the Termination Date and the terms and conditions (including, without limitation, subordination terms) applicable to any such Subordinated Indebtedness shall be satisfactory to the Administrative Agent in its sole-discretion.

“Register” has the meaning specified therefor in Section 10.06(c).

“Registered Loan” has the meaning specified therefore in Section 10.06(c).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor.

“Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

“Related Transaction Documents” means the Merger Agreements, the Senior Loan Documents and Equity Investment Documents.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions, whether required or voluntary, taken to (i) clean up, remove, remediate, contain, treat, monitor, investigate, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event for which the requirement of thirty (30) day notice to the PBGC has been waived under the regulations promulgated under such Section).

“Required Lenders” means Lenders having more than fifty percent (50%) of the outstanding principal balance of Term Loans of all Lenders (excluding any Lenders that have breached any funding or payment obligations hereunder), provided, that if there are two or more Lenders, then Required Lenders must include at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iii) any payment to retire or to purchase, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (iv) any payment or prepayment of interest on, principal of, premium, if any, fees, expenses, indemnities, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness, or (v) any payment of any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiary or Affiliate of any Loan Party.

“RMG” has the meaning specified therefor in the recitals hereto.

“RMG Acquisition” has the meaning specified therefor in the recitals hereto.

“RMG Merger Agreement” means that certain Agreement and Plan of Merger dated January 11, 2013, by and among SCG, Merger Sub II, RMG and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative.

“SCG” has the meaning specified therefor in the preamble hereto.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933.

“Senior Leverage Ratio” is defined in the Compliance Certificate.

“Senior Agent” means the agent under the Senior Credit Agreement (and its successors and assigns pursuant to the terms of the Senior Credit Agreement) or any other Person appointed by the holders of the Senior Debt as agent for purposes of the Senior Credit Agreement.

“Senior Credit Agreement” means the Credit Agreement dated as of the Closing Date among the Borrowers, the lenders from time to time party thereto and the Senior Agent, and any agreement(s) refinancing, replacing or otherwise restructuring all or any portion of the Senior Debt or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders (as refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement and the Subordination Agreement).

“Senior Debt” is defined in the Subordination Agreement.

“Senior Loan Documents” means the Senior Credit Agreement, the promissory notes evidencing the Senior Debt and each other document, agreement and instrument from time to time executed by any Borrower or any guarantor or other obligor in connection with the Senior Debt, and each document, agreement and instrument refinancing, replacing or otherwise restructuring all or any portion of the Senior Debt, or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders, in each case as refinanced, replaced, amended, modified, supplemented or restated from time to time, in accordance with the terms of this Agreement and the Subordination Agreement.

“Shares” means the 31,500 shares of common stock, par value $0.0001 per share, of SCG, issued to the Lenders in connection with the transactions contemplated hereby.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are satisfactory to the Administrative Agent and which has been expressly subordinated, including in right of payment, to all Obligations of such Loan Party under the Loan Documents, in a manner satisfactory to the Administrative Agent.

“Subordination Agreement” means the Subordination Agreement by and among the Borrowers, certain Subsidiaries of the Borrowers, the Administrative Agent and the Senior Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, partnership, limited liability company, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than fifty percent (50%) of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of an association, joint venture or other business entity, the beneficial interest in such association, joint venture or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. Except as expressly set forth herein, each reference to a “Subsidiary” shall be to a Subsidiary of the Borrowers.

“Symon” has the meaning specified therefor in the recitals hereto.

“Symon Acquisition” has the meaning specified therefor in the recitals hereto.

“Symon Merger Agreement” means that certain Agreement and Plan of Merger dated as of March 1, 2013, by and among SCG, Merger Sub III, Symon and Golden Gate Capital Investment Fund II, L.P., a Delaware limited partnership.

“Taxes” has the meaning set forth in Section 2.09(a).

“Term Loans” or “Loans” means, collectively, the loans made to the Borrowers on the Closing Date pursuant to Sections 2.01(a) and 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make a portion of the Term Loans to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated in accordance with the terms of this Agreement.

“Term Loan A Commitment” means the Term Loan A Commitment established pursuant to Section 2.01(c), as such amount may be adjusted pursuant to any assignment under Section 10.06.

“Term Loan B Commitment” means the Term Loan B Commitment established pursuant to Section 2.01(c), as such amount may be adjusted pursuant to any assignment under Section 10.06:

“Term Loan A Lender” means any Lender holding any part of the Term Loan A Commitment.

“Term Loan B Lender” means any Lender holding any part of the Term Loan B Commitment.

“Term Loan A Notes” has the meaning set forth in Section 2.01(a).

“Term Loan B Notes” has the meaning set forth in Section 2.01(b).

“Term Loan A Facility” means the term loan facility as described in Section 2.01(a).

“Term Loan B Facility” means the term loan facility as described in Section 2.01(b).

“Term Loan Facilities” means, collectively, the Term Loan A Facility and the Term Loan B Facility.

“Termination Date” means October 19, 2018.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan or a determination by a Governmental Authority that an Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC is not so qualified, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), or 515 of ERISA, Title IV of ERISA, or Chapter 43 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings by the PBGC or any other Governmental Authority to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Total Leverage Ratio” is defined in the Compliance Certificate.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“WARN” has the meaning specified therefor in Section 5.01(w).

Section 1.02     Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference to a statute shall be construed as referring to such statute as from time to time amended, supplemented or otherwise modified and to any successor statute and shall include all regulations, rulings, and other guidance from a Governmental Authority issued thereunder, in each case, as in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein or in any other Loan Document), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms. References in this Agreement to “determination” by Administrative Agent include good faith estimates by Administrative Agent (in the case of quantitative determinations) and good faith beliefs by Administrative Agent (in the case of qualitative determinations).

Section 1.03     Accounting and Other Terms.Section 1.03     Accounting and Other Terms. MERGEFORMATAUTONFD3_TC

Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein. A breach of a financial covenant contained in Section 6.03 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

Section 1.04     Time References.

Unless otherwise indicated herein, all references to time of day refer to Eastern Time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE 2

THE INVESTMENT

Section 2.01     Subordinated Term Loans.

(a)     Term Loan A Facility; Notes; Equity. Subject to the terms and conditions of and in reliance upon the representations and warranties contained in the Loan Documents, each Term Loan A Lender (severally and on a pro-rata basis with the other Term Loan A Lenders) will lend funds in Dollars to the Borrowers on a junior unsecured basis on the Closing Date in an aggregate principal amount advanced not to exceed the Term Loan A Commitment (as determined in accordance with Section 2.01(c)). The indebtedness under the Term Loan A Facility and the corresponding (joint and several) obligation of the Borrowers to repay each Term Loan A Lender with interest in accordance with the terms hereof will be evidenced by one or more promissory notes in the form of Exhibit B-1 (as amended, restated, replaced, supplemented, extended or renewed from time to time, a “Term Loan A Note”; collectively, the “Term Loan A Notes”) payable to the order of each Term Loan A Lender. Each Term Loan A Note will be due and payable in full on the Termination Date. The aggregate stated principal amount of the Term Loan A Notes will be the Term Loan A Commitment established as of the Closing Date pursuant to Section 2.01(c). Each Term Loan A Lender is authorized to note or endorse the date and amount of each payment under the Term Loan A Facility on a schedule annexed to and constituting a part of the Term Loan A Notes. Such notations or endorsements, if made, will constitute presumptive evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of the Borrowers thereunder and hereunder.

(b)     Term Loan B Facility; Notes. Subject to the terms and conditions of and in reliance upon the representations and warranties contained in the Loan Documents, each Term Loan B Lender (severally and on a pro-rata basis with the other Term Loan B Lenders) will lend funds in Dollars to the Borrowers on a junior unsecured basis on the Closing Date in an aggregate principal amount advanced not to exceed the Term Loan B Commitment (as determined in accordance with Section 2.01(c)). The indebtedness under the Term Loan B Facility and the corresponding (joint and several) obligation of the Borrowers to repay each Term Loan B Lender with interest in accordance with the terms hereof will be evidenced by one or more promissory notes in the form of Exhibit B-2 (as amended, restated, replaced, supplemented, extended or renewed from time to time, a “Term Loan B Note”; collectively, the “Term Loan B Notes”) payable to the order of each Term Loan B Lender. Each Term Loan B Note will be due and payable in full on the Termination Date. The aggregate stated principal amount of the Term Loan B Notes will be the Term Loan B Commitment established as of the Closing Date pursuant to Section 2.01(c). Each Term Loan B Lender is authorized to note or endorse the date and amount of each payment under the Term Loan B Facility on a schedule annexed to and constituting a part of the Term Loan B Notes. Such notations or endorsements, if made, will constitute presumptive evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of the Borrowers thereunder and hereunder.

(c)     Initial Commitments. Upon the execution of this Agreement and satisfaction of the conditions precedent set forth in Article 4, (a) the Term Loan A Commitment established hereunder will be $2,500,000 (“Term Loan A Commitment”), and (b) the Term Loan B Commitment established hereunder will be $7,500,000 (“Term Loan B Commitment”).

Section 2.02     Common Stock. The Borrowers and Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $2,500,000 (it being understood that the Term Loan A Notes have been issued with original issue discount and that the aggregate original principal amount of the Indebtedness under the Term Loan A Facility is $2,500,000), (i) the Lenders shall purchase the Term Loan A Notes from the Borrowers and (ii) the Borrowers shall sell to, and the Lenders shall purchase from the Borrowers, the Shares, in each case, in the respective amounts and purchase prices set forth opposite each Lender’s name on Schedule 1.01(A). Furthermore, the Borrowers and the Lenders hereby acknowledge and agree that (i) the aggregate issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term Loan A Notes is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Shares within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $315,000. The parties hereto agree to report all income tax matters with respect to the issuance of the Term Loan A Notes and the Shares consistent with the provisions of this Section 2.02 unless otherwise required due to a change in applicable law.

Section 2.03     Repayment of Loans. Each Borrower (jointly and severally) hereby promises to pay Administrative Agent the aggregate indebtedness under the Term Loan Facilities in accordance with the following provisions (and, as applicable, such other provisions of this Article 2):

(a)     All interest accrued under the Term Loan A Facility and Current Interest accrued on the Term Loan B Facility is due and payable quarterly in arrears on the last calendar day of each Fiscal Quarter. Deferred Interest accrued under the Term Loan B Facility shall be capitalized at the end of such calendar quarter to the outstanding principal balance of the Term Loan B Facility.

(b)     The outstanding Obligations under the Term Loan Facilities (including all principal (including any capitalized Deferred Interest), interest, fees, premium, expenses and indemnities) are due and payable in their entirety on the Termination Date or upon the acceleration of the Obligations in accordance with this Agreement.

Section 2.04     Interest. Interest under the Term Loan Facilities will be determined and imposed in accordance with the following provisions (and, as applicable, such other provisions of this Article 2):

(a)     Interest Rate Determination.

(i)     The outstanding balance under the Term Loan A Facility will bear interest (computed daily until paid in immediately available funds, whether prior to or after the Termination Date) at a fixed rate of twelve percent (12%) per annum.

(ii)     The outstanding balance under the Term Loan B Facility (including Deferred Interest) will bear interest (computed daily until paid in immediately available funds, whether prior to or after the Termination Date) at a fixed rate equal to the greater of (x) sixteen percent (16%) per annum and (y) in any Fiscal Quarter in which the aggregate interest rate on any tranche or facility in the Senior Debt (the “Highest Senior Rate”) is greater than twelve percent (12%) per annum, the Highest Senior Rate plus four percent (4%) per annum (to the maximum extent not prohibited by applicable law) (as applicable, the “Applicable Fixed Interest Rate”). Interest owing under the Term Loan B Facility shall consist of two parts, (a) “Current Interest”, which shall be paid in cash at the rate of at least twelve percent (12%) per annum and (b) “Deferred Interest”, which shall be the interest which is not paid in cash, calculated at the rate which is the difference between the Applicable Fixed Interest Rate and the rate at which Current Interest was actually paid for the applicable period. The Borrowers may elect to pay Current Interest in excess of twelve percent (12%) per annum.

(b)     Default Interest. To the extent permitted by law, at the request of Administrative Agent or Required Lenders, at any time during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees and all other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal to the Default Rate. Notwithstanding the foregoing, if the relevant Event of Default is under Section 7.01(a), then such rate increase (to the maximum extent not prohibited by applicable law) will occur automatically without any request by Administrative Agent.

(c)     Interest Payment Dates. Interest on each Loan shall be payable, in arrears, on each Interest Payment Date. Interest at the Default Rate shall be payable on demand of Administrative Agent or Required Lenders.

(d)     Interest Computations. All interest under the Term Loan Facilities shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days, including the first day but excluding the last day, elapsed. All interest (including Deferred Interest) will begin to accrue on any amounts advanced to or on behalf of Borrowers under the Term Loan B Facility on and as of the date such funds are advanced. Unless prohibited by applicable law, interest will be compounded if not paid when due and payable and capitalized to the outstanding principal balance of the Term Loan B Facility.

(e)     Maximum Rate.

(i)     It is the intention of the parties hereto that Administrative Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Administrative Agent or the respective Lender would be contrary to the provisions of any law applicable to such Person limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Person, and in such event the Borrowers shall pay such Person interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of applicable Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this subsection) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Amounts paid to the Administrative Agent (for its own account) or to any Lender in violation of the foregoing provisions shall be credited by the Administrative Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been paid in full, refunded by the Administrative Agent or such Lender to the Borrower).

(ii)     For purposes of this Section, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers on the one hand, and the Administrative Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

Section 2.05     Termination of Commitment; Prepayment of Loans.

(a)     Termination of Commitments. The entire Term Loan Commitment shall terminate upon the funding of the Term Loans on the Closing Date.

(b)     Optional Prepayment. Subject to the provisions of Section 2.06(b), if the Senior Debt has been repaid in full and all commitments to extend credit under the Senior Loan Documents have terminated or expired, or if the Senior Agent has consented, then, upon at least 5 Business Days’ prior written request by the Borrowers the outstanding principal balance under the Term Loan Facilities may be prepaid in whole or in part at any time.

(c)     Mandatory Prepayment. Subject to the provisions of Section 2.06(b), then the entire outstanding principal balance of the Term Loans, together with all accrued and unpaid interest thereunder, must be paid to the Lenders upon the consummation of a Change of Control.

(d)     Application of Prepayments. Each prepayment pursuant to subsections (b) or (c) above shall be applied against the remaining principal amortization payments on the Term Loans (including the final payment due on maturity) pro rata based on the respective amounts thereof in accordance with Section 2.07(d).

(e)     Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06     Fees.

(a)     Fee Letter. The Borrowers shall pay to Administrative Agent the fees specified in the Fee Letter, in the amounts and at the times specified therein.

(b)     If for any reason (i) any portion of any Term Loan is optionally prepaid pursuant to Section 2.05(b), (ii) Term Loans are required to be mandatorily prepaid pursuant to Section 2.05(c) and/or (iii) this Agreement is terminated prior to the Termination Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders, upon the effective date of such payment or termination (as applicable), a prepayment premium in the amount equal to:

Amount	Period

Five (5%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From the Closing Date to but not including the thirteenth month following the Closing Date

Four (4%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From the thirteenth month following the Closing Date to but not including twenty-fifth month following the Closing Date

Three (3%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From the twenty-fifth month following the Closing Date to but not including the thirty-first month following the Closing Date

Two (2%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From the thirty-first month following the Closing Date to but not including the thirty-seventh month following of the Closing Date

One (1%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From the thirty-seventh month following the Closing Date to but not including the forty-third month following of the Closing Date

Zero (0%) percent of the amount prepaid (in the case of optional prepayments), the amount required to be prepaid (in the case of mandatory prepayments) and/or the then outstanding amount of the Term Loans (in the case of Agreement termination)

From and after the forty-third month following the Closing Date

Any such fees shall be presumed to be the amount of damages sustained by Administrative Agent and Lenders as a result of such prepayment or early termination (as applicable), and Borrowers agree that it is reasonable under the circumstances currently existing.

(c)     [Reserved].

(d)     Fee Computations. All computations of fees shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

Section 2.07     Payments Generally.

(a)     Time of Payments; Computations. All payments of principal, interest, fees, expenses, indemnities and other amounts due under the Loan Documents must be received by Administrative Agent by wire transfer (unless Administrative Agent otherwise consents) in immediately available funds in Dollars (and without any deduction, offset, netting, reservation of rights or counterclaim) on or before Noon Pacific Time (“ET”) on the due date therefor at the principal office of Administrative Agent set forth in Section 10.01 or at such other place as Administrative Agent may designate from time to time. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)     Intentionally omitted.

(c)     Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.07 may, to the fullest extent permitted by law, exercise all of its rights (including such Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(d)     Apportionment of Payments.

(i)     All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06(a) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made in each instance, subject to subsection (ii) below.

(ii)     After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Administrative Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any accrued fees and interest then due to the Lenders under the Term Loan A Facility until paid in full; (iii) third, ratably to pay the Obligations in respect of any accrued fees and interest (including Current Interest, Deferred Interest and interest on overdue amounts) then due to the Lenders under the Term Loan B Facility until paid in full; (iv) fourth, ratably to pay any principal indebtedness outstanding under the Term Loan A Facility; (v) fifth, ratably to pay any principal indebtedness outstanding under the Term Loan B Facility; and (vi) sixth, ratably to pay all other Obligations then due and payable.

(iii)     For purposes of subsection (ii) above, “paid in full” with respect to interest and fees shall include interest and fees accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest and fees is allowable in such Insolvency Proceeding.

(iv)     In the event of a direct and irreconcilable conflict between the priority provisions of this Section 2.07 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that the provisions of this Section 2.07 shall control and govern.

(e)     Availability for Reborrowing. Principal amounts repaid or prepaid under the Term Loan Facilities will not be available for reborrowing hereunder.

(f)     Payments Upon Termination. Notwithstanding any other provision hereof, the outstanding Obligations under the Term Loan Facilities are due and payable in their entirety upon any termination of the Term Loan Facilities or this Agreement.

Section 2.08     Increased Costs and Reduced Return.

(a)     If any Lender or the Administrative Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent with any directive of, or guideline from, any central bank or other Governmental Authority (in each case, whether or not having the force of law), in each of the foregoing instances, after the date hereof, shall (i) subject any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent to any tax (except for general franchise taxes and taxes on the overall net income of any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent by the jurisdiction in which such Lender or the Administrative Agent, or any Person controlling any such Lender is organized, has its principal place of business, or any lending office), duty or other charge with respect to this Agreement or any Loan made by such Lender or Administrative Agent, or change the basis of taxation of payments to any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent of any amounts payable hereunder (except for general franchise taxes and taxes on the overall net income of any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent by the jurisdiction in which such Lender or the Administrative Agent, or any Person controlling any such Lender is organized, has its principal place of business, or any lending office), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent or (iii) impose on any Lender or the Administrative Agent or any Person controlling any such Lender or the Administrative Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or the Administrative Agent of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by any Lender or the Administrative Agent hereunder, then, upon demand by any such Lender or the Administrative Agent, the Borrowers shall pay within ten (10) Business Days after demand, to such Lender or the Administrative Agent such additional amounts as will compensate such Lender or the Administrative Agent for such increased costs or reductions in amount, but without duplication of Taxes and Other Taxes governed by Section 2.09 hereof.

(b)     If any Lender or the Administrative Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Administrative Agent or any Person controlling such Lender or the Administrative Agent with any Capital Guideline or with any directive of any such Governmental Authority with respect to any Capital Guideline (in each case, whether or not having the force of law), in each of the foregoing instances, after the date hereof, either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or the Administrative Agent or any Person controlling such Lender or the Administrative Agent and any Lender or the Administrative Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any Lender’s or the Administrative Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or any Administrative Agent’s any such other controlling Person’s capital to a level below that which such Lender or the Administrative Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s or the Administrative Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or the Administrative Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, within ten (10) Business Days of demand by any Lender or the Administrative Agent, the Borrowers shall pay to such Lender or the Administrative Agent from time to time such additional amounts as will compensate such Lender or the Administrative Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s, Administrative Agent’s or such other controlling Person’s capital.

(c)     All amounts payable under this Section 2.08 shall bear interest from the date that is ten (10) Business Days after the date of demand by any Lender or the Administrative Agent until payment in full to such Lender or the Administrative Agent at the Base Rate, unless the same is being contested by Borrowers in good faith. A certificate of such Lender or the Administrative Agent claiming compensation under this Section 2.08, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Administrative Agent to the Borrowers, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s, Administrative Agent’s reasons for invoking the provisions of this Section 2.08, and shall be final and presumptive absent manifest error.

(d)     Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder or issued in connection therewith shall be deemed, for all purposes of this Agreement, to be adopted after the date of this Agreement, regardless of the date actually enacted, adopted or issued.

Section 2.09     Taxes.

(a)     Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including interest, penalties, additions to tax, and costs and expenses of contesting such taxes and amounts), excluding (i) taxes imposed on the net income of Administrative Agent or any Lender by the jurisdiction in which such Person is organized or has any lending office, or that are imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such tax (other than connections that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents), (ii) any branch profit taxes imposed by the United States of America or any similar tax by any other jurisdiction as a result of the Administrative Agent or any Lender having a present or former connection with the jurisdiction imposing such tax (other than a connection that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents), (iii) in the case of any Lender that is a not a “United States person” (as such term is defined in Section 7701(a)(30) of the IRC) (a “Non-U.S. Lender”), United States federal withholding taxes excluded by Section 2.09(e); (iv) in the case of any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the IRC) (a “U.S. Lender”), any U.S. federal backup withholding taxes imposed on such Lender as a result of payments made under this Agreement and (v) taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to Administrative Agent or any Lender (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) Administrative Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) such Loan Party shall provide to Administrative Agent and the applicable Lender a certified copy of the official receipt or other documentation demonstrating the payment of such Taxes to the Governmental Authority.

(b)     In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to Administrative Agent, if requested, a copy of the official receipt or other documentation showing the payment of such Other Taxes.

(c)     The Loan Parties hereby jointly and severally indemnify and agree to hold Administrative Agent or each Lender and their respective Affiliates, agents, and employees, harmless from and against Taxes and Other Taxes (including Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) Business Days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)     Each Non-U.S. Lender agrees that it shall, no later than the Closing Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 10.06 hereof after the Closing Date, promptly after the date upon which such Lender becomes a party hereto) deliver to each of the Administrative Agent and Borrowers one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, United States federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents to the Administrative Agent and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the IRC) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify the Administrative Agent and the Borrowers in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within twenty (20) days after receipt of a written request therefor from the Administrative Agent or the Borrowers. Without limiting the foregoing, each Non-U.S. Lender shall also comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrowers or Administrative Agent sufficient for the Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements. Each U.S. Lender shall on or before the date it becomes a party to this Agreement deliver to each of Administrative Agent and the Borrowers a duly completed U.S. Internal Revenue Service Form W-9.

(e)     The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.09 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any assignee, or Lender (or assignee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment to such assignee, or Lender (or assignee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f)     Administrative Agent or any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrowers or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require Administrative Agent, such Lender to disclose any information Administrative Agent or such Lender deems, in its sole discretion, to be confidential and would not, in the sole determination of Administrative Agent or such Lender, be otherwise disadvantageous to Administrative Agent or such Lender.

(g)     If Administrative Agent or any Lender determines, in its sole judgment acting in good faith, that it has received a refund in respect of any Taxes or Other Taxes with respect to which any Loan Party has paid additional amounts or as to which such Lender or the Administrative Agent has been indemnified pursuant to this Section 2.09, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of such Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.09(g) shall not be construed to require any Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person or to alter its customary practices and procedures with respect to the administrative of taxes applied in a non-prejudicial manner.

(h)     The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 2.10     [Reserved].

Section 2.11     Applicable High Yield Discount Obligation Payment. On any date that interest is due and payable hereunder following the fifth anniversary of the Closing Date (each an “Interest Payment Date”), if the aggregate amounts which would be includible in gross income of the Lenders with respect to either Term Loan Facility for all periods ending on or before such Interest Payment Date (within the meaning of section 163(i) of the Internal Revenue Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (a) the aggregate amount of interest to be paid (within the meaning of section 163(i) of the Internal Revenue Code) under such Term Loan Facility on or before such Interest Payment Date (determined without regard to the amounts payable on such Interest Payment Date under this Section 2.11), and (b) the product of (i) the issue price (as defined in section 1273(b) and section 1274(a) of the Internal Revenue Code) of such Term Loan Facility and (ii) the yield to maturity (interpreted in accordance with section 163(i) of the Internal Revenue Code) of such Term Loan Facility (such sum, the “Maximum Accrual”), then the Borrowers shall pay to the Term Loan A Lenders or Term Loan B Lenders, as applicable, ratably in cash, on each Interest Payment Date following the fifth anniversary of the Closing Date, an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of section 163(i) of the Internal Revenue Code as interest paid under such Term Loan Facility.

Section 2.12     [Reserved].

Section 2.13     Nature and Extent of Each Borrower’s Liability.

(a)     Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations and all agreements under the Loan Documents. As such, each Borrower agrees that it is a guarantor of each other Borrower’s obligations and liabilities hereunder and under the other Loan Documents.

(b)     Direct Liability. Nothing contained in this Section 2.13 shall limit the liability of any Borrower to pay the Term Loan made directly or indirectly to that Borrower (including the Loan advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(c)     Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make the credit facilities hereunder available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of the credit facilities will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(d)     Borrower Agent.

(i)     Each Borrower hereby irrevocably appoints and designates SCG as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent or any Lender.

(ii)     Each other Loan Party hereby irrevocably appoints and designates SCG as its agent and attorney-in-fact to receive statements on account and all other notices from Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(iii)     Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by SCG shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iv)     SCG hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(v)     Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by SCG on behalf of any Borrower or other Loan Party. Administrative Agent and Lenders may give any notice or communication with a Borrower or other Loan Party hereunder to SCG on behalf of such Borrower or Loan Party. Each of Administrative Agent and Lenders shall have the right, in its discretion, to deal exclusively with SCG for any or all purposes under the Loan Documents. Each Borrower and each other Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by SCG shall be binding upon and enforceable against it.

ARTICLE 3

[RESERVED]

ARTICLE 4

CONDITIONS TO LOANS

Section 4.01     Conditions Precedent to Effectiveness.

The obligation of the Lenders to make the Loans shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent:

(a)     Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and 10.03 which have been invoiced to Borrowers as of the Closing Date.

(b)     Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to the Administrative Agent or any Lender.

(c)     Delivery of Documents. The Administrative Agent shall have received each of the agreements, instruments, documents and other materials set forth on the Closing Checklist attached hereto as Schedule 4.01, which agreements, instruments, documents and other materials may include resolutions of each Loan Party regarding the due authorization, execution and delivery of the Loan Documents and the other Related Transaction Documents, certified (by the appropriate officials of the jurisdictions of organization and by Authorized Officers, as applicable), of all Organization Documents of each Loan Party and incumbency signatures of each Loan Party, opinions of counsel, closing certificates, a solvency certificate, copies of the Financial Statements, financial projections, evidence of the insurance coverage required by Section 6.01 (together with endorsements as to the named insureds, assignees or loss payees thereunder), copies of the Related Transaction Documents, payoff letters from the holders of existing Indebtedness (together with Lien termination and release documents), a Guaranty from each direct and indirect Subsidiary of any Borrower (other than a Foreign Subsidiary) and such other agreements, instruments, documents and other materials as the Administrative Agent may reasonably request.

(d)     Material Adverse Effect. The Administrative Agent shall have determined, in its sole judgment, that no event or development, individually, or in the aggregate, shall have occurred since December 31, 2012 which could reasonably be expected to have a Material Adverse Effect.

(e)     Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans and consummation of the transactions contemplated by the Related Transaction Documents or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(f)     Indebtedness. After giving effect to all Loans to be made on the Closing Date and consummation of the Symon Acquisition, (i) total consolidated Indebtedness of the Borrowers and their Subsidiaries shall not exceed $34,500,000 and (ii) all liabilities of the Borrowers and their Subsidiaries shall be current.

(g)     Minimum EBITDA and Leverage. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) Consolidated EBITDA, adjusted to the reasonable satisfaction of Administrative Agent, of the Borrowers and their Subsidiaries for the twelve month period ending February 28, 2013 is greater than $8,800,000, (ii) the ratio of Consolidated EBITDA, adjusted to the reasonable satisfaction of Administrative Agent, of the Borrowers and their Subsidiaries for the twelve month period ending February 28, 2013 to Consolidated Total Funded Indebtedness as of the Closing Date is not greater than 3.86 to 1.0, and (iii) the ratio of Consolidated EBITDA, adjusted to the reasonable satisfaction of Administrative Agent, of the Borrowers and their Subsidiaries for the twelve month period ending February 28, 2013 to Consolidated Senior Funded Indebtedness as of the Closing Date is not greater than 2.73 to 1.0.

(h)     Minimum Equity; Unrestricted Cash. Not less than $39,500,000 cash equity shall have been contributed to SCG and the Loan Parties shall have not less than $7,000,000 unrestricted cash on hand after giving effect to the Symon Acquisition and the other transactions contemplated hereby.

(i)     Consummation of Symon Acquisition/Senior Debt. Concurrently with the making of the initial Loans, each of the Symon Acquisition and the loan transaction contemplated by the Senior Loan Documents shall have been consummated in accordance with the Symon Merger Agreement and such Senior Loan Documents (no material provision of which, in either such case, shall have been amended or otherwise modified or waived without the prior written consent of the Administrative Agent).

(j)     Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) each representation and warranty contained in Article 5 or in any other Loan Document, certificate or other writing delivered to the Administrative Agent or any Lender pursuant hereto or thereto are true and correct on and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) no Default or Event of Default has occurred and is continuing or would result from the making of the Loans.

(k)     Equity Investment Documents. The Lenders shall be satisfied with the Equity Investment Documents.

(l)     Senior Loan Documents. Administrative Agent shall have received evidence satisfactory to Administrative Agent that prior to, or contemporaneous with, the advances of the initial Loans hereunder, the full principal amount of the term loans under the Senior Loan Documents shall have been advanced to Borrowers and the working capital line of credit under the Senior Loan Documents shall have been made available to Borrowers.

(m)     SBA Forms.

(i)     the Small Business Administration Forms 480, 652 and 1031 (for each of the Term Loan A Facility and Term Loan B Facility) completed by the Borrowers; and

(ii)     the Small Business Administration Economic Impact Assessment completed by the Borrowers, in form and substance satisfactory to Lenders.

(n)     Other Documents. Administrative Agent must have received any additional agreements, documents and certificates as Administrative Agent or its counsel may reasonably request.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01     Representations and Warranties.

Each Loan Party hereby represents and warrants to the Administrative Agent, the Lenders as follows (in each case, the following representations and warranties shall be made after giving effect to the consummation of the transactions contemplated by the Related Transaction Documents):

(a)     Organization, Good Standing, Etc. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver each Loan Document and Related Transaction Document to which it is a party, and to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)     Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document and Related Transaction Document to which it is or will be a party, (i) have been or, concurrent with the execution and delivery thereof, will be duly authorized by all necessary action, (ii) do not and will not contravene any of its Organization Documents, or any applicable law or any contractual obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except in the case of clause (ii) (other than with respect to contravention of Organization Documents) and (iv) as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c)     Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party or any of its Subsidiaries of any Loan Document or Related Transaction Document to which it is or will be a party, except for those which have been obtained and/or made.

(d)     Enforceability of Loan Documents. This Agreement is, and each other Loan Document and Related Transaction Document to which any Loan Party or any of its Subsidiaries is or will be a party, when delivered will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e)     Capitalization; Subsidiaries.

(i)     After giving effect to the transactions contemplated hereby to occur on the Closing Date, the authorized Capital Stock of SCG and the issued and outstanding Capital Stock of SCG are as set forth on Schedule 5.01(e)(i). All of the issued and outstanding shares of Capital Stock of SCG have been validly issued and are fully paid and non-assessable, and, except as set forth on Schedule 5.01(e)(i), the holders thereof are not entitled to any preemptive, first refusal or other similar rights.

(ii)     Schedule 5.01(e)(ii) is a complete and correct description of the name, jurisdiction of organization and ownership of the outstanding Capital Stock of each Subsidiary of SCG. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is free and clear of all Liens, other than Liens in favor of Administrative Agent and non-consensual Permitted Liens. There are no outstanding debt or equity securities of the Borrowers or any of their Subsidiaries and no outstanding obligations of the Borrowers or any of their Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrowers or any of their Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrowers.

(f)     Litigation; Commercial Tort Claims. Except as set forth in Schedule 5.01(f), (i) there is no pending or, to the best knowledge of any Loan Party threatened action, suit or proceeding affecting any Loan Party or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) relates to this Agreement, any other Loan Document or Related Transaction Document or any transaction contemplated hereby or thereby and (ii) as of the Closing Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)     Financial Condition.

(i)     The Financial Statements, copies of which have been delivered to Administrative Agent, fairly present in all material respects the consolidated financial condition of the Persons named therein as at the respective dates thereof and the consolidated results of operations of such Persons for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2012 no event or development has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)     The Borrowers have heretofore furnished to Administrative Agent (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrowers and their Subsidiaries for the period from March 31, 2013, through December 31, 2013, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrowers and their Subsidiaries for the Fiscal Years ending in 2014 through 2017, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(v). Such projections, as so updated, shall be believed by the Borrowers at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Borrowers, and shall have been based on assumptions believed by the Borrowers to be reasonable at the time made and upon the best information then reasonably available to the Borrowers, and the Borrowers shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h)     Compliance with Organization Documents, Law, Etc. No Loan Party nor any of its Subsidiaries is in violation of its Organization Documents. No Loan Party nor any of its Subsidiaries is in violation of any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any term of any agreement or instrument binding on or otherwise affecting it or any of its properties, which violation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(i)     ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with ERISA and other applicable laws, and, to the extent applicable, qualifies for favorable tax treatment under the IRC, and (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Benefit Plan. No Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Benefit Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its ERISA Affiliates has (i) incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates would in the future incur any such withdrawal liability in the event of a partial withdrawal or complete withdrawal from a Multiemployer Plan; (ii) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC; (iii) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (iv) engaged in a transaction within the meaning of Section 4069 of ERISA; or (v) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become past due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Benefit Plan or its assets, (B) any fiduciary with respect to any Employee Benefit Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Benefit Plan. Except as required by Section 4980B of the IRC, no Loan Party nor any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j)     Taxes, Etc. All Federal and other material tax returns and other reports required by applicable law to be filed by any Loan Party or any of its Subsidiaries have been filed, or valid extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and which have become due and payable on or prior to the date hereof have been paid, except to the extent (i) contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on its financial statements in accordance with GAAP, or (ii) the failure to pay the same could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k)     Regulations T, U and X. No Loan Party nor any of its Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)     Nature of Business. SCG is not engaged in any business other than ownership of all of the outstanding Capital Stock of its Subsidiaries. No other Loan Party or any of its Subsidiaries is engaged in any business other than digital signage and out-of-house advertising and businesses reasonably incidental thereto.

(m)     Adverse Agreements, Etc. No Loan Party nor any of its Subsidiaries is a party to any agreement or instrument, or subject to any Organizational Document restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n)     Permits, Etc. Each Loan Party and each of its Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, other than those permits, licenses, authorizations, entitlements and accreditations, the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation.

(o)     Properties. (i) Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 5.01(o) sets forth a complete and accurate list, as of the Closing Date, of the location, by state and street address, of all real property owned or leased by any Loan Party or any of its Subsidiaries. Each Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party or any of its Subsidiaries to enter into the Loan Documents or Related Transaction Documents to which it is a party, except as set forth on Schedule 5.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party nor any of its Subsidiaries (nor any other party to any such Lease) has delivered or received any notice of default which remains uncured under any such Lease.

(p)     Full Disclosure. Each Loan Party has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any of its Subsidiaries to the Administrative Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the financial statements delivered hereunder or a schedule thereto.

(q)     Environmental Matters. Except as set forth on Schedule 5.01(q) and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (it being agreed solely for purposes of this Section 5.01(q) that potential liability in excess of $100,000 shall be deemed a Material Adverse Effect):

(i)     Continued Compliance; Permits. (A) The operations of each Loan Party and each of its Subsidiaries are in material compliance with all Environmental Laws and (B) each Loan Party and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of its business, properties and facilities;

(ii)     No Hazardous Materials; No Releases. (A) No Hazardous Materials are present at, on or under the facilities or properties owned or operated by any Loan Party or any of its Subsidiaries in a quantity or condition that violates any Environmental Law or could reasonably be expected to give rise to liabilities or obligations under applicable Environmental Laws; (B) no Releases have occurred at, on, under or from (1) any property or facility owned or operated by any Loan Party or any of its Subsidiaries or (2) any disposal or treatment facility which received Hazardous Materials generated or otherwise handled by any Loan Party or any of its Subsidiaries; and (C) no underground or aboveground storage tanks are or at any time were located at any properties or facilities owned or operated by any Loan Party or any of its Subsidiaries that are or were not properly registered under applicable Environmental Laws or are or were leaking or disposing Hazardous Materials;

(iii)     No Actions or Notices. (A) No Environmental Action has been asserted against any Loan Party or any of its Subsidiaries; (B) no Loan Party has knowledge or notice of any threatened or pending Environmental Action (1) against any Loan Party or any of its Subsidiaries or (2) against any facilities that may have received Hazardous Materials generated by any Loan Party or any of its Subsidiaries; (C) no Loan Party nor any of its Subsidiaries has received any notification pursuant to any Environmental Laws that (1) any work, repair, construction or Remedial Action is required to maintain compliance with applicable Environmental Laws or any license, permit or approval issued pursuant thereto which have not been completed or (2) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated; and

(iv)     Other Events or Conditions. No Loan Party has knowledge or notice of any event, condition, occurrence, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with applicable Environmental Laws, give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, demand, hearing or investigation relating to violations, requirements or obligations under Environmental Laws.

(r)     Insurance. Each Loan Party and each of its Subsidiaries keeps its property adequately insured and maintains (i) insurance to such extent and against such risks as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Administrative Agent (including against larceny, embezzlement or other criminal misappropriation).

(s)     Use of Proceeds. The proceeds of the Loans shall be used to (i)  to pay fees and expenses in connection with the transactions contemplated hereby, (ii) fund working capital of the Loan Parties, and (iii) pay a portion of the consideration due and owing under the Symon Merger Agreement.

(t)     Solvency. The Loan Parties, taken as a whole, are Solvent.

(u)     Intellectual Property. Each Loan Party and each of its Subsidiaries owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without known infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.01(u) is a complete and accurate list of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party or any of its Subsidiaries.

(v)     Investment Company Act. No Loan Party nor any of its Subsidiaries is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(w)     Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or any of its Subsidiaries, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) to the best knowledge of any Loan Party or any of its Subsidiaries, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries. No Loan Party nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Person, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x)     Merger Agreements/Senior Loan Documents . The Borrowers have delivered to the Administrative Agent a complete and correct copy of each Merger Agreement, including all schedules and exhibits thereto, and all other agreements, instruments and documents pertaining thereto, and a complete and correct copy of each Senior Loan Document, including all schedules and exhibits thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority was required for the consummation of the RMG Acquisition, other than such as have been obtained on or prior to the consummation of the RMG Acquisition. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the Symon Acquisition and/or the transactions contemplated by the Senior Loan Documents , in each case other than such as have been obtained on or prior to the Closing Date (and other than such as may be required on behalf of the holders of the Senior Debt under the Senior Loan Documents). Each of the representations and warranties contained in each Merger Agreement and each Senior Loan Document and made by a Loan Party (and to the best knowledge of the Borrowers, each other Person party thereto) is true, correct and complete in all material respects. All conditions precedent to each Merger Agreement and each Senior Loan Document have been fulfilled or waived, none of any Merger Agreement or any Senior Loan Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Merger Agreement or any Senior Loan Document, in each case, except as otherwise disclosed by the Borrowers to Administrative Agent in writing prior to the Closing Date.

(y)     Brokers. Except as set forth on Schedule 5.01(y), and except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Related Transaction Documents, and no Loan Party, nor any Subsidiary, has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

(z)     Senior Debt, Etc. The Subordination Agreement is and will be enforceable against the holders of the “Senior Debt” by the holders of the “Subordinated Debt” (each as defined in the Subordination Agreement).

(aa)     Small Business Concern. The Borrowers, together with their “affiliates” (as that term is defined in Title 13, Code of Federal Regulations, § 121.103), are in compliance with the provisions of Title 13, Code of Federal Regulations, § 121.301(c). The information set forth in Small Business Administration Forms 480, 652, and 1031 (for each of the Term Loan A Facility and Term Loan B Facility) and the Economic Impact Assessment Form regarding the Borrowers are accurate and complete. The Borrowers do not presently engage in, and it will not hereafter engage in, any activities, and the Borrowers will not use directly or indirectly, the proceeds from the Loans, for any purpose prohibited by Title 13, Code of Federal Regulations § 107.720.

ARTICLE 6

COVENANTS OF THE LOAN PARTIES

Section 6.01     Affirmative Covenants.

So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than contingent indemnification obligations for which a claim has not been, and is not reasonably likely to be, asserted), each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)     Reporting Requirements. Furnish to Administrative Agent and each Lender:

(i)     within one hundred twenty (120) days after the end of each Fiscal Year of SCG and its Subsidiaries, (A) consolidated balance sheet, income statement, and statement of owners’ equity and cash flows of SCG and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, (B) consolidated balance sheet, income statement, and statement of owners’ equity and cash flows of the Loan Parties (only) as at the end of such Fiscal Year setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and (C) a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Loan Parties and reasonably satisfactory to the Administrative Agent (which opinion shall be without (1) a “going concern” or like qualification or exception, or (2) any qualification or exception as to the scope of such audit);

(ii)     within thirty (30) days (increased to forty-five (45) days in the case of each fiscal month ending a Fiscal Quarter) after the end of each fiscal month of SCG and its Subsidiaries commencing the month ending March 31, 2013, internally prepared consolidated balance sheet, income statement and statement of owners’ equity and statement of cash flow as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and corresponding figures from the most recent projections for the current Fiscal Year (provided that comparative figures shall not be required to be delivered until the Fiscal Year following the Closing Date), all in reasonable detail, and certified by an Authorized Officer of SCG as fairly presenting, in all material respects, the financial position of SCG and its Subsidiaries as at the end of such fiscal month and the results of operations, owners’ equity and cash flows of SCG and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Administrative Agent and the Lenders, subject to normal year-end adjustments and the absence of footnote disclosures;

(iii)     simultaneously with the delivery of the financial statements of SCG and its Subsidiaries required by (x) subsection (ii) above, monthly pipeline reports for each operating business of SCG’s Subsidiaries, in forms delivered to Administrative Agent prior to the Closing Date (or in such other forms reasonably acceptable to the Administrative Agent) and (y) subsection (i) and the financial statements for the last month of each Fiscal Quarter required by subsection (ii) above, a Compliance Certificate;

(iv)     within forty-five (45) days after the end of each Fiscal Year, financial projections for the forthcoming Fiscal Year, and for the immediately succeeding three (3) Fiscal Years thereafter, on a monthly basis for the next Fiscal Year and on an annual basis for the two subsequent Fiscal Years, in each instance, in form reasonably satisfactory to the Administrative Agent, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by SCG to be reasonable at the time made and from the best information then available to SCG;

(v)     within three (3) days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the written statement of an Authorized Officer of SCG setting forth the details of such Event of Default or Default or other event or development and the action which the affected Loan Party proposes to take with respect thereto;

(vi)     simultaneously with the delivery of the financial statements of SCG and its Subsidiaries required by subsection (ii) above for the last month of each Fiscal Quarter of SCG and its Subsidiaries, a management report prepared in reasonable detail, signed by an Authorized Officer of SCG, describing the operations and financial condition of SCG and its Subsidiaries for the portion of the Fiscal Year then ended and discussing the reasons for any significant variations from the most recent projections for such Fiscal Year;

(vii)     within five (5) days after (A) any Loan Party knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Benefit Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period with respect to an Employee Plan, a statement of an Authorized Officer of SCG      setting forth the details of such occurrence and the action, if any, which such Loan Party proposes to take with respect thereto, (B) receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC or other Governmental Authorities, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s or other Governmental Authorities’ intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) if requested by Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) any Loan Party knows or has reason to know that a required contribution under Section 412 of the IRC has not been made when due with respect to an Employee Benefit Plan or Multiemployer Plan, (E) receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) any Loan Party or any of its Subsidiaries sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice;

(viii)     within five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(ix)     Intentionally omitted;

(x)     promptly after the sending or filing thereof, copies of all material statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xi)     promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xii)     within three (3) days after the receipt thereof, copies of any notices of default or other material notices given or received pursuant to the Senior Loan Documents; and

(xiii)     promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any of its Subsidiaries as Administrative Agent may from time to time reasonably request.

(b)     Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including all Environmental Laws) and all contractual obligations, except to the extent non-compliance could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) pay and cause each of its Subsidiaries to pay, before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(c)     Preservation of Existence, Etc. Subject to the provisions of Section 6.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified and in good standing or maintain such rights and privileges or maintain such rights and privilege could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.

(d)     Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(e)     Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the Administrative Agent and representatives and agents of Administrative Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided, however, that so long as no Event of Default has occurred and continues to exist, the Borrowers shall not be responsible for the costs of more than one (1) such inspection or examination in any calendar year. Representatives of each Lender will be permitted to accompany Administrative Agent and its representatives and agents at such Lender’s expense unless an Event of Default has occurred and is continuing, in which event at Borrowers’ expense. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the Administrative Agent and representatives and agents of Administrative Agent in accordance with this Section 6.01(e), provided that representatives of the Borrowers shall be permitted to participate in any such discussions.

(f)     Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g)     Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability and hazard insurance) with respect to its properties and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(h)     Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary for the proper conduct of its business, except for such permits, licenses, authorizations, approvals, entitlements and accreditations, the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)     Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply in all material respects with Environmental Laws; (iii) provide the Administrative Agent written notice within five (5) days of any Loan Party’s first obtaining knowledge of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by Environmental Laws to abate or otherwise respond to such Release in accordance with applicable Environmental Laws; (iv) provide the Administrative Agent full access to any property or facility subject to an Environmental Action or Remedial Action and any documentation or other information related thereto; and (v) provide the Administrative Agent with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of any Remedial Action, claim, violation, citation, demand or order pursuant to Environmental Laws which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j)     Further Assurances.

(i)     Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as Administrative Agent may reasonably require from time to time in order (A) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (B) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (C) to better assure, convey, grant, assign, transfer and confirm unto Administrative Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party authorizes Administrative Agent following the occurrence and during the continuation of any Event of Default, to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office.

(ii)     Subject to Section 6.01(p), cause each Subsidiary of any Borrower (other than a Foreign Subsidiary) not in existence on the Closing Date, to execute and/or deliver to the Administrative Agent promptly and in any event within three (3) Business Days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, and (B) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Administrative Agent in order to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents; and

(k)     [Reserved].

(l)     Fiscal Year. Cause the Fiscal Year of the Borrowers and their Subsidiaries to end on December 31 of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(m)     Attendance at Board of Directors Meetings. Meetings of the board of directors (or comparable management body such as the managing members of a limited liability company) of SCG shall be held not less than once every Fiscal Quarter. Administrative Agent (from time to time at its discretion) may appoint one representative to attend any or all meetings of the board of directors (or comparable management body such as the managing members of a limited liability company) of the Loan Parties (including the meetings of any committees or sub-committees thereof) other than executive sessions. The Loan Parties will provide Administrative Agent with written notice thereof at least three (3) Business Days prior to each such meeting and also will provide Administrative Agent with a copy of all written communications, minutes and materials distributed in connection therewith (including all materials distributed with respect to any committee and subcommittee of the board of directors (or comparable management body)). Notwithstanding the foregoing, at the request of SCG, the representative of Administrative Agent will temporarily leave a meeting of the board of directors (or comparable management body) if such action is necessary to preserve the SCG’s attorney-client privilege with respect to such meetings or the information disseminated therein. The Borrowers shall reimburse the representative of Administrative Agent for all reasonable out-of-pocket travel expenses actually incurred by the representative of Administrative Agent as a result of attending any and all such meetings.

(n)     SBA Covenants.

(i)     (A) The Borrowers will provide the Lenders with a written summary describing in reasonable detail The Borrower’ use of the proceeds received under this Agreement (including the intended use of any such unused proceeds as of the date of such summary) within 75 days after the Closing Date, and shall provide the Lenders and the SBA reasonable access to the Borrowers’ books and records for the purpose of confirming the use of the proceeds, and (B) upon the request of any Lender, the Borrowers will repurchase the Term Loan A Notes, Term Loan B Notes and Shares held by such Lender, for an amount equal to the purchase price paid therefor by such Lender under this Agreement, payable in immediately available funds, in the event that the Borrowers change the nature of its business within one year after the Closing Date in a manner which would cause such Lender to have provided funds to the Borrowers pursuant to this Agreement in violation of 13 C.F.R. §§107.700-107.760 (as amended from time to time). The provisions of this Section 6.01(n) shall remain in effect for so long as any part of the Principal or interest on any Note remains unpaid or any Shares remains outstanding.

(ii)     The Borrowers will keep such records and submit to the SBA timely, complete and accurate compliance reports at such times and in such form and containing such information as the SBA may determine to be necessary to enable the SBA to ascertain whether the Borrowers have complied or are complying with 13 C.F.R. Part 112 (“Part 112”). The Borrowers will submit to the Lenders such information as may be necessary to enable the Lenders to meet their reporting requirements under Part 112. The Borrowers will permit the SBA to have access during normal business hours to such of their books, records, accounts and other sources of information, and their facilities as may be pertinent to ascertain compliance with Part 112. Where any information required of the Borrowers are in the exclusive possession of any other agency, institution or Person and such agency, institution or Person shall fail or refuse to furnish this information, such Borrowers shall so certify in its report and shall set forth what efforts it has made to obtain this information. The provisions of this Section 6.01(n) shall remain in effect for so long as any part of the principal or interest on any Note remains unpaid or any Shares remains outstanding.

(iii)     So long as any part of the principal or interest on any Note remains unpaid or any Shares remains outstanding:

(A)     Promptly after the end of each Fiscal Year (but in any event before February 28 of each year) during which any Lender owns any interest in the Borrowers or any Term Loans or Shares, directly or indirectly, the Borrowers shall provide to such Lender a written assessment, in form and substance reasonably satisfactory to such Lender, of the economic impact of the financing described in this Agreement, specifying the full-time equivalent jobs created or retained, the impact of the financing on the Borrowers’ business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms;

(B)     Upon the request of any Lender, for so long as such Lender holds any interest in a Borrower or any Term Loans or Shares, directly or indirectly, the Borrowers will provide to such Lender all information relating to the Borrowers as such Lender may from time to time reasonably request in order to prepare and file SBA Form 468 or as any governmental authority asserting jurisdiction over such Lender may request or require; and

(C)     The Borrowers will deliver to Lenders, within 30 days of receipt of request from any Lender, any information requested by the Small Business Administration.

(o)     In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), it is effectively restricted or prohibited from holding any equity interests of the Borrowers (including any equity distributable to such Lender in any merger, reorganization, readjustment or other reclassification of such interests), The Borrowers shall use all reasonable efforts to take such action, as may be deemed reasonably necessary by the Lender to permit the Lender to comply with such Regulatory Requirement.

(p)     In the event any Subsidiary that would otherwise qualify as a “Foreign Subsidiary” hereunder has, as of the end of any Fiscal Year, repatriated substantially all of its cash and cash equivalents to the United States in each of the prior two Fiscal Years, such Subsidiary shall immediately become a Guarantor by executing and delivering a Guaranty to the Administrative Agent.

Section 6.02     Negative Covenants.

So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than contingent indemnification obligations for which a claim has not been, and is not reasonably likely to be, asserted), no Loan Party shall, unless the Required Lenders shall otherwise consent in writing:

(a)     Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien (including, without limitation, any Lien on the Capital Stock of any Foreign Subsidiary) upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sell or permit any of its Subsidiaries to sell, any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries; other than, as to all of the above, Permitted Liens.

(b)     Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)     Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)     any wholly-owned Subsidiary of any Borrower may be merged into another wholly-owned Subsidiary of such Borrower (other than a Foreign Subsidiary) or may consolidate with another wholly-owned Subsidiary of such Loan Party (other than a Foreign Subsidiary) so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Administrative Agent at least ten (10) days’ prior written notice of such merger or consolidation, and (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction; and

(ii)     any Loan Party (other than SCG) or any of its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, (C) absent a Default or Event of Default, sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (B) and (C) above do not exceed $287,500 in the aggregate in any twelve month period, and (D) grant non-exclusive licenses of intellectual property of the Loan Parties in the ordinary course of business; and

(iii)     any Loan Party may consummate Permitted Acquisitions.

(d)     Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(l).

(e)     Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contribution to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) those items existing on the date hereof, as set forth on Schedule 6.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans, advances, guarantees, other extensions of credit and capital contributions among Loan Parties, (iii) loans, advances, guarantees, other extensions of credit and capital contributions made by Loan Parties to Subsidiaries which are not Loan Parties in an aggregate amount not to exceed (x) $287,500 at any time outstanding, and (y) in addition to the preceding clause (x), $1,150,000 at any time outstanding with regard to one or more advances of inventory to one or more non-Loan Party Subsidiaries of SCG (so long as no Default or Event of Default has occurred and is continuing at the time of such advance); provided that each such advance shall be paid, in full, within one hundred twenty (120) days of the date of such advance, (iv) loans, advances, guarantees, other extensions of credit and capital contributions made by Loan Parties to Subsidiaries which are not Loan Parties existing on the date hereof, but not any increase in the amount thereof unless otherwise permitted by this Section 6.02(e), (v)  bank deposits established in the ordinary course of business and in accordance with the terms of the Loan Documents, (vi) investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement of any such Account Debtor, (vii) investments made pursuant to Hedging Agreements permitted hereunder, (viii) loans and advances by Borrowers to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $287,500 in the aggregate at any time outstanding, (ix) Permitted Investments and (x) Permitted Acquisitions.

(f)     Restricted Payments. Declare, make or pay, or permit any of its Subsidiaries to declare, make or pay, any Restricted Payment; provided, however, (i) if the Subsidiaries of the Borrowers are members of a consolidated group for tax purposes of which SCG is the common parent, the Subsidiaries of the Borrowers may make payments and distributions to SCG that are used by SCG to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business, (ii) any Subsidiary of any Borrower may pay dividends to such Borrowers or any wholly-owned Subsidiary of such Borrower (other than Foreign Subsidiaries), (iii) SCG may pay dividends in the form of Capital Stock, (iv) the Borrowers may redeem warrants or other equity interests solely to the extent consideration is payable in common equity interests of SCG, (v) the Borrowers may pay directors fees in an aggregate amount not to exceed $200,000 in any Fiscal Year, and may reimburse directors for ordinary course expenses in connection with board service, (vi) the Subsidiaries of SCG may make Restricted Payments to SCG which are immediately used by SCG to redeem or repurchase from management equityholders Capital Stock of SCG or warrants or options to acquire any such Capital Stock provided all of the following conditions are satisfied:

(A)     no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

(B)     after giving effect to such Restricted Payment, the Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6.03, recomputed for the most recent calendar quarter for which financial statements have been delivered; and

(C)     the aggregate redemptions and repurchases permitted (x) in any Fiscal Year of the Borrowers shall not exceed $287,500 and (y) during the term of this Agreement shall not exceed $575,000;

and (v) the Borrowers may make regularly scheduled cash interest payments and reimbursement of fees, costs and expenses (x) pursuant to the terms of the Senior Loan Documents as in effect on the date hereof to the extent permitted pursuant to the Subordination Agreement and (y) with respect to any other Subordinated Debt (excluding cash interest payments with respect to Qualified Subordinated Indebtedness) in each case to the extent permitted pursuant to the applicable subordination agreement or other governing subordination provisions. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, no Loan Party may make any dividend, distribution (whether in cash or equity) to any Foreign Subsidiary or any other Subsidiary that would qualify as a “Foreign Subsidiary” if not for the proviso contained in the definition of “Foreign Subsidiary”.

(g)     Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(h)     Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party or Affiliate not prohibited pursuant to another provision of this Agreement, (iii) SCG may pay compensation to Greg Sachs in his capacity as Executive Chairman of SCG, in an amount disclosed by the Borrowers to the Administrative Agent and (iv) transactions identified on Schedule 6.02(h).

(i)     Limitations on Dividends and Other Payment Restrictions. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on its ability or the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock, (ii) to pay or prepay or to subordinate any Indebtedness (other than Qualified Subordinated Indebtedness), (iii) to make loans or advances, or (iv) to transfer any of its property or assets; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(i) shall prohibit or restrict compliance with:

(A)     this Agreement and the other Loan Documents;

(B)     any agreements in effect on the date of this Agreement and described on Schedule 6.02(i);

(C)     any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)     in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E)     in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(j)     Modifications of Senior Debt, Organization Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Senior Debt or of any instrument or agreement relating to any such Indebtedness if such amendment, modification or change would result in a violation of the Subordination Agreement, (ii) except as permitted by Section 6.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (provided, that SCG may change its name to RMG Networks Holdings, Inc., or to any other name, in each case to the extent (x) such change is made within ninety (90) days of the Closing Date, and (y) the Borrowers deliver to Administrative Agent evidence of such name change within five (5) Business Days following the consummation thereof) or (iii) amend, modify or otherwise change any of its Organization Documents, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any equityholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate, are not adverse in any material respect to Administrative Agent and Lenders and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iv) permit (x) SCG or any of its Subsidiaries or (y) any Person (other than SCG or any of its Subsidiaries) that, as of the date of any proposed assignment, holds twenty percent (20%) or more of the Capital Stock of any Loan Party having ordinary voting power for the election of directors (or similar Persons) of any Loan Party to, directly or indirectly, purchase, participate, be assigned or in any way beneficially own any of the Indebtedness arising under any of the Senior Loan Documents.

(k)     Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to be subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(l)     ERISA. Except as could not reasonably be expected to result in a liability to any Loan Party in excess of $115,000: (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (v) fail, or permit any ERISA Affiliate to fail, to make any required contribution under Section 412 of the IRC on or before its due date; or (vi) fail to comply, or permit any ERISA Affiliate to fail to comply, with any requirement of ERISA.

(m)     Environmental. Permit the use, handling, generation, storage, transportation, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws and in a manner that could not reasonably be expected to give rise to liabilities or obligations in excess of $115,000 under Environmental Laws.

(n)     [Reserved].

(o)     Contingent Obligations. Create or become or be liable for, or permit any Subsidiary to create or become or be liable for any Contingent Obligation other than: (i) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business, (ii) those existing on the Closing Date and described in Schedule 6.02(o) hereto, (iii) those arising with respect to customary indemnification obligations incurred in connection with Dispositions permitted hereunder, (iv) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations; and (v) Contingent Obligations of a type not otherwise described above, not to exceed $115,000 in the aggregate at any time outstanding.

(p)     Limitation on Activities of SCG. Notwithstanding any provisions in this Agreement or any other Loan Document to the contrary, SCG shall not (a) conduct any business operations other than owning the equity interests of its Subsidiaries and issuing Capital Stock, (b) have any liabilities other than its obligations under the Loan Documents, the Senior Loan Documents, Qualified Subordinated Indebtedness, tax liabilities in the ordinary course of business, liabilities under its management equity incentive plan, and any operating expense incurred in connection with (a) above (including legal, accounting and other professionals expenses), and (c) own, hold or lease any operating assets other than the lease of its corporate headquarters and related office furniture and office equipment and the employment of senior management and administrative staff.

(q)     Anti-Layering. The Loan Parties will not incur or suffer to exist Indebtedness (other than Senior Debt) or any Contingent Obligation (other than Contingent Obligations that comprise Senior Debt) that is senior in right of payment to the Term Loan Facilities and any of the other obligations under the Loan Documents, as the case may be, and expressly subordinate in right of payment to any other Indebtedness of the Loan Parties.

Section 6.03     Financial Covenants.

So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than contingent indemnification obligations for which a claim has not been, and is not reasonably likely to be, asserted), no Loan Party shall, unless the Required Lenders shall otherwise consent in writing:

(a)     Consolidated EBITDA. Permit Consolidated EBITDA of SCG and its Subsidiaries for the four (4) consecutive fiscal quarters ending on any date set forth below to be less than the applicable amount set forth below (provided, that for the periods ending June 30, 2013, September 30, 2013 and December 31, 2013, such covenant shall be measured from the Closing Date through such date):

Fiscal Quarter End	Minimum Required Consolidated EBITDA

June 30, 2013	$1,572,500
September 30, 2013	$3,400,000
December 31, 2013	$5,950,000
March 31, 2014	$7,650,000
June 30, 2014	$7,862,500
September 30, 2014	$8,075,000
December 31, 2014	$8,287,500
March 31, 2015 and each December 31, March 31, June 30 and September 30 thereafter	$8,500,000

(b)     Total Leverage Ratio. Permit the Total Leverage Ratio of SCG and its Subsidiaries as of the end of any period of four (4) consecutive fiscal quarters ending on any date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Maximum Permitted Total Leverage Ratio

June 30, 2013	4.89 to 1.0
September 30, 2013	4.60 to 1.0
December 31, 2013	4.60 to 1.0
March 31, 2014	4.31 to 1.0
June 30, 2014	4.31 to 1.0
September 30, 2014	4.02 to 1.0
December 31, 2014	4.02 to 1.0
March 31, 2015 and each December 31, March 31, June 30 and September 30 thereafter	3.74 to 1.0

(c)     Senior Leverage Ratio. Permit the Senior Leverage Ratio of SCG and its Subsidiaries as of the end of any period of four (4) consecutive fiscal quarters ending on any date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Maximum Permitted Senior Leverage Ratio

June 30, 2013	3.74 to 1.0
September 30, 2013	3.45 to 1.0
December 31, 2013	3.45 to 1.0
March 31, 2014	3.16 to 1.0
June 30, 2014	3.16 to 1.0
September 30, 2014	2.88 to 1.0
December 31, 2014	2.88 to 1.0
March 31, 2015 and each December 31, March 31, June 30 and September 30 thereafter	2.59 to 1.0

(d)     Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of SCG and its Subsidiaries for any period of four (4) consecutive fiscal quarters ending on any date set forth below to be less than the applicable ratio set forth below (provided, that for the periods ending June 30, 2013, September 30, 2013 and December 31, 2013, such covenant shall be measured from the Closing Date through such date):

Fiscal Quarter End	Minimum Required Fixed Charge Coverage Ratio

June 30, 2013	0.87 to 1.0
September 30, 2013	0.91 to 1.0
December 31, 2013	0.91 to 1.0
March 31, 2014 and each June 30, September 30, December 31 and March 31 thereafter	0.96 to 1.0

(e)     Consolidated Domestic EBITDA. Permit Consolidated Domestic EBITDA of SCG and its Subsidiaries for the four (4) consecutive fiscal quarters ending on any date set forth below to be less than the applicable amount set forth below:

Fiscal Quarter End	Minimum Required Consolidated Domestic EBITDA

March 31, 2014 and each December 31, March 31, June 30 and September 30 thereafter	$5,100,000

(f)     Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by SCG and its Subsidiaries to exceed the amount set forth below in any period set forth below:

Period	Permitted Maximum Capital Expenditures

Closing Date through December 31, 2013	$1,509,950.00
Fiscal Year 2014	$2,012,500.00
Fiscal Year 2015	$2,012,500.00
Fiscal Year 2016, and each Fiscal Year thereafter	$2,300,000.00

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01     Events of Default.

If any of the following events shall occur and be continuing:

(a)     the Borrowers shall fail to pay (i) any principal of any Loan when due (whether by scheduled maturity, required repayment, acceleration or otherwise) or (ii) within five (5) days after the due date, any interest on any Loan, any fee, indemnity or other amount payable under this Agreement or any other Loan Document (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)     any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to Administrative Agent or any Lender pursuant to any Loan Document is not true or correct in any material respect when made or deemed made (unless such representation or warranty is already qualified by materiality in any manner then such representation or warranty shall be true and correct in all respects);

(c)     any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) Section 6.01(a) and such failure shall remain unremedied for five (5) Business Days or (ii) Section 6.01(e), (g), (j), (m) or (n), Section 6.02 or Section 6.03;

(d)     any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 7.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such failure shall have been given by Administrative Agent to the Borrowers;

(e)     (i) any Loan Party shall fail to observe or perform any other agreement or condition relating to any Indebtedness (other than Senior Debt) or any Contingent Obligation (other than Contingent Obligations that comprise Senior Debt), in any instance, having a principal balance in excess of $575,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Contingent Obligation, or (ii) any other default or event shall occur or condition exist and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or Contingent Obligation or (iii) any such Indebtedness or Contingent Obligation shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness or Contingent Obligation shall be required to be made, in each case, prior to the stated maturity thereof or (iv) any “Event of Default” exists under, and as such term is defined in, the Senior Loan Documents, and as a consequence thereof, any or all of the Senior Debt has become, or has been declared, due and payable before its stated maturity by acceleration or otherwise;

(f)     the Borrowers or any of their Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)     any proceeding shall be instituted against the Borrowers or any of their Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)     any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto (other than the Administrative Agent or any Lender), or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)     [reserved];

(j)     one or more judgments or orders for the payment of money exceeding $575,000 in the aggregate shall be rendered against the Borrowers or any of their Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof subject to standard and customary deductibles and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(k)     the Borrowers or any of their Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days, if any such event or circumstance could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(l)     the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrowers or any of their Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(m)     the indictment, or the threatened indictment of the Borrowers or any of their Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(n)     (i) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $115,000, (ii) a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $115,000, (iii) any Termination Event with respect to any Employee Benefit Plan shall have occurred which could reasonably be expected to result in a liability to any Loan Party in excess of $115,000; or (iv) the failure to timely make one or more contributions required under Section 412 of the IRC to an Employee Benefit Plan sufficient to give rise to a Lien under ERISA or Section 430(k) of the IRC;

(o)     a Change of Control shall have occurred;

(p)     (i) SCG conducts any business other than its ownership of equity securities of its Subsidiaries or (ii) any Loan Party incurs any Indebtedness or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business as a holding company; or

(q)     either the Symon Acquisition and/or the execution of Guaranties by the direct and indirect Subsidiaries of the Borrowers (other than Foreign Subsidiaries) as required hereby shall have failed to occur on the Closing Date;

then, and in any such event, the Administrative Agent may, and shall at the request of the Required Lenders, by notice to the Borrowers, (i) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 7.01, without any notice to any Loan Party or any other Person or any act by Administrative Agent or any Lender, and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE 8

AGENT

Section 8.01     Appointment.

Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent to perform the duties as set forth in this Agreement to exercise such powers and duties as are delegated to it by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Administrative Agent shall not be required to take any action which, in the reasonable opinion of Administrative Agent, exposes Administrative Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 8.02     Nature of Duties.

The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loans hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, Administrative Agent shall provide to such Lender any documents or reports delivered to Administrative Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If Administrative Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, Administrative Agent shall send notice thereof to each Lender. Administrative Agent shall promptly notify each Lender any time that the Required Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.

Section 8.03     Rights, Exculpation, Etc.

The Administrative Agent and its directors, officers, employees and agents shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administrative Agent (i)  may consult with legal counsel (including counsel to Administrative Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel or experts, (ii) may execute any of its rights or duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care, (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents, (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto. The Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 2.07, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled (and such other Lenders hereby covenant and agree to return promptly to such Lender any erroneous payment received by them). The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 8.04     Reliance.

Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any other communications believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 8.05     Indemnification.

To the extent that Administrative Agent is not reimbursed and indemnified by any Loan Party, and whether or not Administrative Agent has made demand on any Loan Party for the same, the Lenders will reimburse and indemnify Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including client charges and expenses of counsel and any other advisor for Administrative Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent there has been a final judicial determination that such liability resulted from Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 8.05 shall survive the payment in full of the Loans and the termination of this Agreement. Without limiting anything in this Section 8.05, amounts owing under this Section 8.05 shall be payable within five (5) days after written demand by Administrative Agent.

Section 8.06     Administrative Agent Individually.

With respect to its Pro Rata Share of the Term Loan Commitment hereunder and the Loans made by it, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender or one of the Required Lenders. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire Capital Stock of and generally engage in any kind of banking, commercial finance, trust or other business with any Loan Party as if it were not acting as the Administrative Agent pursuant hereto without any duty to account to the other Lenders.

Section 8.07     Successor Agent.

(a)     Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) days’ prior written notice to the Borrowers and each Lender. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)     Upon any such notice of resignation, the Required Lenders shall with the consent of the Borrowers (which consent shall not be unreasonably withheld, and shall not be required if an Event of Default has occurred and continues to then exist) appoint from among the Lenders a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.

(c)     If a successor Administrative Agent shall not have been so appointed within said thirty (30) day period, the retiring Administrative Agent shall with the consent of the Borrowers (which consent shall not be unreasonably withheld, and shall not be required if an Event of Default has occurred and continues to then exist)then appoint from among the Lenders a successor Administrative Agent who shall serve as an Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

Section 8.08     [Reserved].

Section 8.09     [Reserved].

Section 8.10     [Reserved].

Section 8.11     Action by Lenders.

Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with the Administrative Agent that no Lender shall take any action to protect or enforce its rights against any Loan Party arising out of this Agreement, any other Loan Document or by operation of law (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent, it being the intent of all Lenders that any such action to protect or enforce rights against any Loan Party under this Agreement and the Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent.

ARTICLE 9

[RESERVED]

ARTICLE 10

MISCELLANEOUS

Section 10.01     Notices, Etc.

(a)     All notices and other communications provided for hereunder (and under each other Loan Document) shall be in writing and shall be sent by mail, telecopy, email or other electronic transmission (but not text message or posting via any social media) or personal or courier delivery, if to any Loan Party, at the following address:

SCG Financial Acquisition Corp. (d/b/a RMG Networks)

500 North Central Expressway

Suite 175

Plano, Texas 75074

Attn: Bill Cole, Chief Financial Officer

Tel: (972) 543-9502

Fax: (972) 422-1680

Email: bcole@symon.com

With a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 2500

Chicago, IL 60601-7132

Attn: Ameer L. Ahmad, Esq.

Tel: (312) 456-8400

Fax: (312) 456-8435

Email: ahmada@gtlaw.com

if to the Administrative Agent, at the following address:

Plexus Capital, LLC

4601 Six Forks Road, Suite 528

Raleigh, North Carolina 27609

Attn: Michael Becker

Telecopy No.: (919) 538-4440

Email: mbecker@plexuscap.com

with a copy to: Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202 Attn: Ryan M. Smith, Esq. Telecopy No.: (704) 331-3506 Email: ryansmith@mvalaw.com or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 10.01. All such notices and other communications shall be effective, (i) if mailed, when received or three (3) days after deposited in the mails, whichever occurs first, (ii) if telecopied, on the date of transmission if transmitted before four o’clock (4:00) p.m. Eastern Time on a Business Day otherwise on the next Business Day, (iii) if delivered by personal delivery, upon delivery, (iv) if delivered by email or other electronic transmission as set forth in Sections 10.01(b) and (c) below, or (v) if delivered by overnight courier one (1) Business Day after delivery to the courier, in each case, properly addressed, except that, in all cases notices to Administrative Agent pursuant to Articles 2 and 3 shall not be effective until received by Administrative Agent.

(b)     Notices and other communications to the parties hereto may be delivered or furnished by email and other electronic transmission (including Internet or intranet websites, but in no event by text message or posting via social media) provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the Administrative Agent (or in the case of the Administrative Agent, has notified the Borrowers and each Lender) in writing that it has elected not to receive notices by email or any other electronic transmission (which election may be limited to particular notices).

(c)     Unless the Administrative Agent otherwise prescribes, (i) notices by email or other electronic transmission (except as provided in clause (ii) below shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 10.02     Amendments, Etc.

(a)     No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase any funding commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any regularly scheduled payment of interest or fees on, the Loans payable to any Lender, in each case without the written consent of such Lender, (ii) change the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iii) amend the definition of “Required Lenders” or “Pro Rata Share”, (iv) release any Borrower or any Guarantor, or (v) amend, modify or waive Section 2.07(d) or this Section 10.02 of this Agreement, in each case in clauses (ii) through (v), without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

(b)     No Waiver; Remedies, Etc. No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Administrative Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Administrative Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 10.03     Expenses; Taxes; Attorneys’ Fees.

The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of Administrative Agent (and, in the case of clause (iii) below, at any time an Event of Default has occurred and is continuing, all other Lenders), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for Administrative Agent (and, in the case of clause (iii) below, at any time an Event of Default has occurred and is continuing, one counsel for all other Lenders), and all document, transfer, recording or filing taxes or fees and similar impositions now or hereafter payable in connection with this Agreement or any other Loan Document, arising from or relating to: (i) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents and/or the review of any of the agreements, instruments and documents referred to in Sections 6.01(j) and (k)) and the consummation and administration of the transactions contemplated hereby, (ii) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, or (iii) the enforcement and/or preservation of any of Administrative Agent’s or the Lenders’ rights under this Agreement or the other Loan Documents. The obligations of the Borrowers under this Section 10.03 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 10.04     Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, Administrative Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without prior notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Administrative Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not Administrative Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Administrative Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by Administrative Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.04 are in addition to the other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 10.05     Severability.

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.06     Assignments and Participations.

(a)     This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party, Administrative Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)     Each Lender may with the written consent of the Borrowers and the Administrative Agent (each of such consents not to be unreasonably withheld or delayed), assign to one or more other Persons, all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans made by it; provided, however, that (i) unless otherwise permitted by the Administrative Agent, such assignment is in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Loans) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of a Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent (unless otherwise waived by Administrative Agent) a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no written consent of the Administrative Agent shall be required (x) in connection with any assignment by a Lender to a Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (iv) no written consent of the Borrowers shall be required if an Event of Default then exists. Upon such execution, delivery and acceptance, from and after the later of (i) the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), and (ii) the date of recordation in the Register (x) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)     The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Term Loan Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent and the Borrowers pursuant to Section 10.06(b) (which consent must be evidenced by the Administrative Agent’s and the Borrowers’ execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment and record the information contained therein in the Register.

(e)     Any assignment or sale of all or part of a Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Administrative Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(f)     Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans made by it; provided, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of any Loan Party; and (iv) the sale of a participation to any Loan Party, any holder of Subordinated Indebtedness or any Affiliate of any of the foregoing Persons shall require the prior written consent of the Administrative Agent. The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 2.09 of this Agreement with respect to its participation in any portion of the Loans as if it was a Lender; provided any participant that is organized under the laws of a jurisdiction outside the United States which participates in any portion of such Registered Loan shall comply with Section 2.09(d) as if it were a “Lender” thereunder except such participant shall only be required to deliver any tax forms to the Administrative Agent and the Lender which sold such participant its participation herein. In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). The Participant Register shall be available for inspection by the Administrative Agent, and the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(g)     Any participant that is organized under the laws of a jurisdiction outside the United States which participates in any portion of such Registered Loan shall comply with Section 2.09(d) as if it were a “Lender” thereunder except such participant shall only be required to deliver any tax forms to the Lender which sold such participant its participation herein.

(h)     Notwithstanding the foregoing provisions of this Section 10.06 or any other provision of this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank; provided that no such pledge or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 10.07     Counterparts.

This Agreement and each other Loan Document may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any other Loan Document by telecopier or pdf shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by telecopier or pdf shall also deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement and each such other Loan Document.

Section 10.08     GOVERNING LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.09     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

SUBJECT TO THE REMAINDER OF THIS SECTION, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWERS AT THEIR ADDRESS FOR NOTICES AS SET FORTH IN SECTION 10.01 OR TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.10     WAIVER OF JURY TRIAL, ETC.

EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PERSON’S ENTERING INTO THIS AGREEMENT.

Section 10.11     Consent by the Administrative Agent and Lenders.

Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of Administrative Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which Administrative Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and except as otherwise expressly set forth herein or in any other Loan Document may be withheld or denied by Administrative Agent or such Lender, in its sole discretion, with or without any reason.

Section 10.12     No Party Deemed Drafter.

Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among the parties hereto and thereto and have been reviewed by counsel to each of the parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against the Administrative Agent or Lenders.

Section 10.13     Marshaling; Reinstatement; Certain Payments.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations. If any claim is ever made upon Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by Administrative Agent or such Lender in payment or on account of any of the Obligations, Administrative Agent or such Lender shall give prompt notice of such claim to Administrative Agent and each Lender and the Borrowers, and if Administrative Agent, such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Administrative Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by Administrative Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to Administrative Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Administrative Agent or such Lender.

Section 10.14     Indemnification.

(a)     General Indemnity. Each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless Administrative Agent and each Lender and all of their respective affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution, performance or enforcement of this Agreement, any other Loan Document, any of the Related Transaction Documents or any other agreement, document or instrument executed in connection with the transactions contemplated hereby or thereby, (ii)  any matter relating to the financing transactions contemplated by this Agreement, the other Loan Documents, any of the Related Transaction Documents or any agreement, document or instrument executed in connection with the transactions contemplated hereby or thereby, or (iii) any claim, action, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of an Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)     Environmental Indemnity. Without limiting Section 10.14(a) hereof, each Loan Party agrees to, jointly and severally, defend, protect, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of or in connection with (i) any Releases or threatened Releases at any property or facility currently or formerly owned or operated by any Loan Party, any Subsidiary or any predecessor in interest or at any property or facility which received Hazardous Materials generated, managed or otherwise handled by any Loan Party, any Subsidiary or predecessor in interest; (ii) any violations of applicable Environmental Laws by any Loan Party, any Subsidiary or predecessor in interest; (iii) any Environmental Action relating to any Loan Party, any Subsidiary or predecessor in interest; (iv) any Remedial Action at a facility or property owned or operated at any time by any Loan Party, any Subsidiary or predecessor in interest; (v) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; or (vi) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 5.01(q) or the breach of any covenant made by the Loan Parties in Section 6.01(i) or Section 6.02(m). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c)     To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 10.14 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 10.14 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 10.15     Records.

The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Term Loan Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including the closing fee, shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest error.

Section 10.16     Binding Effect.

This Agreement shall become effective when it shall have been executed by each Loan Party, Administrative Agent and each Lender, and thereafter shall be binding upon and inure to the benefit of each Loan Party, Administrative Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 10.06 hereof. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 10.17     Confidentiality.

Administrative Agent and each Lender agrees (on behalf of itself, each of its affiliates and each of the directors, officers, employees and representatives of such Person and its affiliates) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) by any Person to such Person’s directors, officers, employees or representatives, (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for Administrative Agent or any Lender, (iv) to regulators, self-regulatory organizations, examiners, auditors, accountants or rating agencies, (v) as may be required in connection with any litigation to which Administrative Agent or any Lender (or any affiliates of any Lender) is a party or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) is advised about the confidentiality provisions set forth in this Section 10.17 and agrees in writing to abide by the same. Administrative Agent and each Lender agrees (on behalf of itself, each of its affiliates and each of the directors, officers, employees and representatives of such Person and its affiliates) that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (v) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification (unless prohibited from doing so by law, rule, regulation or court, administrative or other similar order); provided that each Loan Party acknowledges that Administrative Agent and each Lender (and each affiliate thereof) may make disclosure as required or requested by any Governmental Authority or any representative thereof or the National Association of Insurance Commissioners or representatives thereof and that Administrative Agent and each Lender (and each affiliate thereof) may be subject to review by other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 10.18     Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. Execution of this Agreement by the Loan Parties constitutes a full, complete and irrevocable release of any and all claims which such Loan Parties may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Administrative Agent nor any Lender shall be liable to any Loan Party or any other Person on any theory of liability for any special indirect, consequential or punitive damages.

Section 10.19     Patriot Act.

Each Lender that is subject to the USA Patriot Act (the “Patriot Act”), and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SCG FINANCIAL ACQUISITION CORP., as a Borrower

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

SCG FINANCIAL MERGER I CORP., as a Borrower

By: /s/ Gregory H. Sachs
Name: Gregory H. Sachs
Title: Chief Executive Officer

RMG NETWORKS HOLDINGS, INC., f/k/a Reach Media Group Holdings, Inc., as a Borrower

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

RMG NETWORKS, INC., as a Borrower

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

GUARANTORS:

RMG MEDIA NETWORKS, INC., a Delaware corporation

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

EMN ACQUISITION CORPORATION, a Delaware corporation

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

EXECUTIVE MEDIA NETWORK, INC., a New York corporation

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

CORPORATE IMAGE MEDIA, INC., a New York corporation

By: Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

PROPHET MEDIA LLC, a New York limited liability company

By: /s/ Garry K. McGuire, Jr.
Name: Garry K. McGuire, Jr.
Title: Chief Executive Officer

SYMON LV, LLC, a Nevada limited liability company

By: /s/ William Cole
Name: William Cole
Title: Chief Financial Officer and Secretary

ADMINISTRATIVE AGENT: PLEXUS FUND II, L.P., as Administrative Agent By: Plexus Fund II GP, LLC its General Partner By: /s/ Michael Becker Name: Michael Becker Title: Manager
LENDERS: PLEXUS FUND II, L.P. By: Plexus Fund II GP, LLC its General Partner By: /s/ Michael Becker Name: Michael Becker Title: Manager

SCHEDULE 1.01(A)

Purchase and Sale of Securities

A. Term Loan A Facility

Lender	Principal Amount of the Term Loan A Notes	Purchase Price for Term Loan A Notes	Number of Common Shares	Purchase Price for Common Shares	Total Purchase Price
Plexus Fund II, L.P.	$2,500,000	$2,185,000	31,500	$315,000	$2,500,000

B. Term Loan B Facility

Lender	Principal Amount of the Term Loan B Notes	Purchase Price for Term Loan B Notes	Total Purchase Price
Plexus Fund II, L.P.	$7,500,000	$7,500,000	$7,500,000

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